As filed with the Securities and Exchange Commission on April 8, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MID-AMERICA APARTMENT COMMUNITIES, INC.

(Exact name of registrant as specified in its charter)

TENNESSEE	62-1543819
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6584 Poplar Avenue, Suite 300

Memphis, Tennessee 38138

(901) 682-6600

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive office)

H. Eric Bolton, Jr.

6584 Poplar Avenue, Suite 300

Memphis, Tennessee 38138

(901) 682-6600

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Robert J. DelPriore, Esq.

Bass, Berry & Sims PLC

100 Peabody Place, Suite 900

Memphis, Tennessee 38103

Telephone (901) 543-5999

Title of Securities Being Registered	Amount Being Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (3)
Common Stock, $.01 par value	3,000,000	$36.50	$109,500,000	$12,888.15

(1)	Pursuant to the Rule 429 under the Securities Act of 1993, as amended, the prospectus included in this Registration Statement relates also to 1,600,000 shares of Common Stock registered on Form S-3, registration no. 333-71315.
(2)	The offering price is estimated solely for the purpose of determining the amount of the registration fee. Such estimate has been calculated in accordance with Rule 457(c) under the Securities Act and based upon the average of the high and low sales prices of the Common Stock as reported on the New York Stock Exchange on April 1, 2005.
(3)	The registration fee has been calculated and in accordance with Rule 457(c) under the Securities Act and based upon the average of the high and low sales prices of the Common Stock as reported on the New York Stock Exchange on April 1, 2005.

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED APRIL 8, 2005

MID-AMERICA APARTMENT COMMUNITIES, INC.

DIRECT STOCK PURCHASE AND DISTRIBUTION

REINVESTMENT PLAN

The plan gives you:

•	the ability to reinvest all or part of your distributions from your Mid-America common stock, preferred stock or limited partnership interests in Mid-America Apartments, L.P.; and

•	the opportunity to buy additional shares through optional cash investments

You:

•	do not have to be a current Mid-America shareholder to participate in the plan

•	can begin participating with an initial investment of as little as $250; and

•	do not have to return a new enrollment form if you are currently participating in Mid-America’s current plan

To ensure that we qualify as a REIT, no person may own more than 9.9% of the total value of our outstanding capital stock, unless our Board of Directors waives this limitation.

SEE “ RISK FACTORS” BEGINNING ON PAGE 4 FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THIS PROSPECTUS IS DATED APRIL 8, 2005.

SUMMARY

THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS DOCUMENT AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THE PLAN, YOU SHOULD CAREFULLY READ THIS DOCUMENT. YOU SHOULD READ THE “SUMMARY OF THE PLAN” ON PAGE 8, AND “THE PLAN” BEGINNING ON PAGE 9 FOR A MORE COMPLETE DESCRIPTION OF THE OPERATION OF THE PLAN. YOU SHOULD ALSO READ THE DOCUMENTS WE HAVE REFERRED YOU TO IN WHERE YOU CAN FIND MORE INFORMATION ON PAGE 2 FOR INFORMATION ON MID-AMERICA AND OUR FINANCIAL STATEMENTS.

MID-AMERICA APARTMENT COMMUNITIES, INC.

We are a Memphis, Tennessee-based real estate investment trust, or REIT. As of December 31, 2004, we owned, or had an ownership interest in, and operated 132 apartment communities containing 37,904 apartment units in 12 states. Our apartment communities appeal to middle income residents and we are located across large, mid-size and small cities in the southeastern United States and Texas. Approximately 76% of our apartment units are located in Tennessee, Georgia, Florida and Texas markets. As of December 31, 2004, our apartment communities had an average occupancy rate of 93.5%. We presently employ approximately 1,200 people. Currently our executive officers and directors beneficially own approximately 10% of our common stock.

Our strategic focus is to provide our residents high quality apartment units in attractive community settings, characterized by extensive landscaping and attention to aesthetic detail. We utilize our experience and expertise in maintenance, landscaping and management to provide highly competitive apartment communities, with a goal of maintaining high occupancy levels and increasing per unit average rentals. We manage expenses through our system of detailed management reporting and accountability in order to achieve increases in cash flow from operations. We seek to increase cash flow from operations and earnings per share to maximize shareholder value through a balanced strategy of internal and external growth.

In order to meet our strategic and financial objectives, we strive to:

•	empower our property managers to adjust rents in response to local market conditions and to concentrate resident turnover during peak rental demand months;

•	offer new services to residents, including telephone, cable, and internet access, on which we generate fee and commission income;

•	implement programs to control expenses through investment in cost-saving initiatives, such as the installation of individual apartment unit water and utility meters in certain communities;

•	analyze individual asset productivity performances to identify best practices and improvement areas;

•	improve the “curb appeal” of the communities through extensive landscaping and exterior improvements and reposition communities from time to time to maintain market leadership positions;

•	compensate employees through performance-based compensation and stock ownership programs;

•	maintain a hands-on management style and “flat” organizational structure that emphasizes senior management’s continued close contact with the market and employees;

•	sell or exchange underperforming assets and repurchase or issuing shares of common and preferred stock when cost of capital and asset values permit;

•	allocate additional capital where the investment will generate the highest returns; and

•	develop new ancillary income programs aimed at delivering new consumer services and products to its residents while generating fee income.

Our principal executive offices are located at 6584 Poplar Avenue, Suite 300, Memphis, Tennessee 38138 and our telephone number is (901) 682-6600.

THE PLAN

The plan gives you a convenient and attractive method of investing cash distributions and optional cash payments in our common stock without paying brokerage commissions or service charges. The price you will pay for the common stock bought directly from us under the plan will be discounted between 0% and 5% from the market price of the common stock. If we have to buy the shares on the open market, you will not receive a discount. We may change the discount at our discretion; however it will not vary from the range of between 0% and 5%.

•	ENROLLMENT. New shareholders can join by making an initial investment of at least $250. If you were enrolled in our dividend reinvestment and stock purchase plan on March 1, 2005, you will continue to be enrolled in the revised Plan. If not, you can participate by submitting a completed Authorization Form. If you are a limited partner of Mid-America Apartments, L.P., you can invest your cash distributions in the Plan. If your shares are held in a brokerage account, you may participate directly by registering some or all of your shares in your name.

•	REINVESTMENT OF DISTRIBUTIONS. You can reinvest all or a portion of your cash distributions towards the purchase of common stock without paying brokerage commissions.

•	OPTIONAL CASH INVESTMENTS. After you are enrolled in the Plan, you can buy additional shares of common stock without paying any brokerage commissions. You can invest between $250 and $5,000 per month. We may allow purchases in excess of $5,000 per month at our discretion.

•	FULL INVESTMENT. Full investment of your optional cash investments and distributions is possible because we will credit your account with both whole and fractional shares. We pay distributions on both whole shares and fractional shares participating in the Plan.

•	GIFTS OR TRANSFERS OF SHARES. You can give or transfer your shares to others.

•	SELL SHARES CONVENIENTLY. If you choose to sell the common stock held in your Plan account, you will generally pay fees lower than those typically charged by stockbrokers.

•	TRACKING YOUR INVESTMENT. You will receive a statement after each transaction you make under the Plan. These statements will provide the details of the particular transaction and show the share balance in your Plan account.

•	ADMINISTRATOR. Wachovia Bank

•	REQUESTS FOR INFORMATION. All written requests and notices should be mailed as follows:

Wachovia Bank

Shareholder Services – NC1153

1525 West W.T. Harris Blvd., 3C3

Charlotte, NC 28262-8522

Telephone Number (704) 590-7426 or

toll free: 800-829-8432

WHERE YOU CAN FIND

MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. In addition, the registration statement that contains this prospectus (including the exhibits to the registration statement) has been filed with the SEC. All of these filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy documents at the SEC’s public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our reports, proxy statements and other information about us may also be inspected at The New York Stock Exchange, 20 Broad Street, New York, New York 10005.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below. We also incorporate all future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we have sold all of the securities.

•	Annual Report on Form 10-K/A for the year ended December 31, 2004;

•	Current Reports on Form 8-K filed with the SEC on January 7, 2005, January 21, 2005, February 10, 2005, February 22, 2005, March 11, 2005, March 14, 2005, and March 25, 2005;

•	the description of our common stock contained in Form 8-A filed with the SEC on December 14, 1993;

•	the description of our 9 1/4% Series F Cumulative Redeemable Preferred Stock contained in Form 8-A/A filed with the SEC on October 11, 2002; and

•	the description of our 8.30% Series H Cumulative Redeemable Preferred Stock contained in Form 8-A filed with the SEC on July 10, 2003.

You may request a copy of these filings at no cost, by writing or telephoning us at the following address: Investor Relations, Mid-America Apartment Communities, Inc., 6584 Poplar Avenue, Suite 300, Memphis, Tennessee 38138, (901) 682-6600.

RISK FACTORS

Before you invest in our securities, you should be aware that your investment is subject to various risks, including those described below. You should consider carefully these risks together with all of the other information included in this Prospectus before you decide to purchase any of our securities.

Our Ability To Make Distributions May Be Adversely Affected By Factors Beyond Our Control.

Our ability to make distributions to you depends on our ability to generate funds from operations in excess of scheduled principal payments on debt and capital expenditure requirements and to have access to debt and equity markets. Funds from operations and the value of our properties may be less than expected because of factors that are beyond our control. Such events or conditions could include:

•	competition from other apartment communities;

•	overbuilding of new apartment units or oversupply of available apartment units in our markets, which might adversely affect apartment occupancy or rental rates and/or require rent concessions in order to lease apartment units;

•	increases in operating costs (including real estate taxes and insurance premiums) due to inflation and other factors, which may not be offset by increased rents;

•	our inability to rent apartments on favorable economic terms;

•	changes in governmental regulations and the related costs of compliance;

•	changes in tax laws and housing laws including the enactment of rent control laws or other laws regulating multifamily housing;

•	changes in interest rate levels and the availability of financing, which could lead renters to purchase homes (if interest rates drop and home loans are more readily available) or increase our acquisition and operating costs (if interest rates increase and financing is less readily available);

•	weakness in the overall economy which lowers job growth and the associated demand for apartment housing;

•	decisions relating to the dispositions of assets by our joint ventures; and

•	the relative illiquidity of real estate investments.

Currently, we rely on external funding sources to fully fund the payment of distributions to shareholders at the current rate. While we have sufficient liquidity to permit distributions at current rates through additional borrowings, any significant and sustained deterioration in operations could result in our financial resources being insufficient to pay distributions to shareholders at the current rate and to cause or threaten a default under the terms of loan covenants with various debt providers, in which event we would be required to cut the distribution rate. Any decline in our funds from operations or property values because of these factors which are beyond our control could adversely affect our ability to make distributions to our shareholders and could have a material adverse effect on our stock price.

Our Current Debt Service And Distribution Rate Exceed Our Cash Available For Distribution.

We currently have a substantial amount of debt. Payments of principal and interest on borrowings and the payment of distributions at our current rate presently exceed our cash available for distribution. Accordingly, we are borrowing on existing credit lines to pay our distributions at current rates. Any significant decline in our operating results could leave us with insufficient cash resources to service our debt, operate the apartment communities or pay distributions that we must pay in order for us to maintain our qualification as a REIT, and in addition could cause us to go into default under the terms of our credit facilities. We intend to keep our total debt below 60% of the undepreciated book value of our assets, although our charter and bylaws do not limit our debt levels. Circumstances may cause us to exceed that target from time to time. As of December 31, 2004, our ratio of debt to undepreciated book value was approximately 56%. Our Board of Directors can modify this policy at any time that could allow us to become more highly leveraged and decrease our ability to make distributions to our shareholders.

Variable Interest Rates May Prevent Us From Making Distributions.

At December 31, 2004, effectively $251.6 million of our debt bore interest at a variable rate and was unhedged and uncapped. In addition, we may incur additional debt in the future that also bears interest at variable rates. Variable-rate debt creates higher debt service requirements if market interest rates increase, which would adversely affect our funds from operations and the amounts available to pay distributions to shareholders. Our $950 million secured credit facilities with Prudential Mortgage Capital, credit enhanced by Fannie Mae, are predominately floating rate facilities, large portions of the interest rates on which have been hedged by means of a number of interest rate swaps and caps. Upon the termination of these swaps and caps, we will be exposed to the risks of varying interest rates.

Inability To Access Debt Or Equity Capital Markets Or Loss of Existing Credit Facilities May Adversely Affect Our Financial Condition And Ability To Pay Distributions.

As a REIT, we are required to pay out as distributions to shareholders substantially all our earnings. Moreover, our business of owning and operating real estate assets is a capital-intensive business. Accordingly, we are heavily dependent upon availability of debt and equity capital to finance acquisitions and growth in our business. In addition, our existing credit facilities must be renewed from time to time, and our lenders have the option to refuse to renew our credit facilities. Availability of debt financing at an acceptable cost may vary from time to time. Our inability to renew our existing credit facilities, access equity capital or obtain debt financing at an acceptable cost could have a material adverse effect on our growth, financial condition and operating results.

Each of our credit facilities is subject to various covenants and conditions on usage. If we were to fail to satisfy a condition to borrowing, the available credit under one or more of our credit facilities could not be drawn, which could adversely affect our liquidity. Moreover, if we were to violate a covenant under a credit facility, after applicable cure periods one or more of our lenders could declare a default, accelerate the due date for repayment of all amounts outstanding and/or foreclose on properties securing such facilities. Covenant violations can occur for a number of reasons, including distributing cash in excess of 90% of our funds from operations, failing to meet certain coverage and capitalization ratios, and other financial performance measures which the company may fail to meet, some of which may be hard to foresee. In order to repay such debt, we could be required to, among other things, sell properties, possibly at losses or at non-optimal prices, suspend or reduce the rate of our dividend or file a petition in bankruptcy to reorganize or liquidate the company.

Increasing Real Estate Taxes And Insurance Costs May Negatively Impact Financial Condition.

Because we have substantial real estate holdings, the cost of real estate taxes and insuring our properties is a significant component of expense. Real estate taxes and insurance premiums are subject to significant increases and fluctuations which can be widely outside of our control. If the costs associated with real estate taxes and insurance should rise, our financial condition could be negatively impacted and our ability to pay dividends could be affected.

Noncompliance With Government Regulations May Affect Operating Results.

Environmental Matters

Phase I environmental site assessments have been obtained on all of our apartment communities. The purpose of Phase I environmental site assessments is to identify potential sources of contamination for which we may be responsible and to assess the status of environmental regulatory compliance. The Phase I environmental site assessments did not reveal any environmental condition, liability or compliance concern that we believe would have a material adverse effect on our business, assets or results of operations, nor are we aware of any such condition, liability or concern by any other means. However, it is possible that the environmental site assessments relating to any one of the properties did not reveal all environmental conditions, liabilities or compliance concerns. It is also possible that there are material environmental conditions, liabilities or compliance concerns that arose at a property after the related review was completed. If environmental contamination exists or existed at an apartment community, we may be liable for the costs of removal or remediation of the contamination and may be liable for personal injury or similar claims by private plaintiffs. Moreover, the existence of an environmental contamination at an apartment community could adversely affect the occupancy of the apartment community and our ability to sell or borrow against that apartment community.

Americans With Disabilities Act Compliance

Under the Americans with Disabilities Act of 1990 (the “ADA”), all public accommodations and commercial facilities must meet certain Federal requirements related to access and use by disabled persons. Compliance with the ADA requirements could require removal of access barriers, and non-compliance could result in the U.S. government imposing fines or private litigants winning damages. The ADA does not consider apartment communities to be public accommodations or commercial facilities, except to the extent portions of such facilities, such as a leasing office, are open to the public. We believe that our properties are substantially in compliance with these requirements.

Fair Housing Amendments Act Compliance

The Fair Housing Amendments Act of 1988 (the “FHA”) requires apartment communities first occupied after March 13, 1990 to be accessible to the handicapped. Noncompliance with the FHA could result in the U.S. government imposing fines or private litigants winning damages. We believe that our properties are substantially in compliance with these requirements.

Our Failure To Qualify As A REIT Would Have A Substantial Negative Effect On Our Ability To Pay Distributions.

We believe that we operate in a manner that enables us to meet the requirements for qualification as a REIT for federal income tax purposes. We have not requested, and do not plan to request, a ruling from the Internal Revenue Service that we qualify as a REIT. We have, however, received an opinion from the law firm of Bass, Berry & Sims PLC that we met the requirements for qualification as a REIT for the taxable years ended December 31, 1994 through 2004, and that we are in a position to continue such qualification. You should be aware that opinions of counsel are not binding on the IRS or any court. Furthermore, the conclusions stated in the opinion are conditioned on, and our continued qualification as a REIT will depend on, our meeting various requirements.

If we fail to qualify as a REIT, we would not be allowed a deduction for distributions to shareholders in computing our taxable income and would be required to pay substantial federal and state income taxes. We also could be subject to the federal alternative minimum tax. Therefore, if we lose our REIT status, the funds available for distribution to you would be reduced substantially for each of the years involved. Unless we were entitled to relief under specific statutory provisions, we could not elect to be taxed as a REIT for four taxable years following the year during which we were disqualified.

Limits On Ownership Of Shares May Result in Adverse Consequences.

Our charter limits ownership of our capital stock by any single shareholder to 9.9% of the value of all outstanding shares of our capital stock, both common and preferred, unless our Board of Directors waives this limitation. The charter also prohibits anyone from buying shares if the purchase would result in our losing REIT status. This could happen if a share transaction results in fewer than 100 persons owning all of our shares or in five or fewer persons, applying certain broad attribution rules of the Internal Revenue Code, owning 50% or more of our shares. If you acquire shares in excess of the ownership limit or in violation of the ownership requirements of the Internal Revenue Code for REITs, we:

•	will consider the transfer to be null and void;

•	will not reflect the transaction on our books;

•	may institute legal action to enjoin the transaction;

•	will not pay dividends or other distributions with respect to those shares;

•	will not recognize any voting rights for those shares;

•	will consider the shares held in trust for our benefit; and

•	will either direct you to sell the shares and turn over any profit to us, or we will redeem the shares. If we redeem the shares, you will be paid a price equal to the lesser of:

(a) the price you paid for the shares; or

(b) the average of the last reported sales prices on the New York Stock Exchange on the ten trading days immediately preceding the date fixed for redemption by our Board of Directors.

If you acquire shares in violation of the limits on ownership described above:

•	you may lose your power to dispose of the shares;

•	you may not recognize profit from the sale of such shares if the market price of the shares increases; and

•	you may be required to recognize a loss from the sale of such shares if the market price decreases.

Ability Of Board Of Directors To Change Certain Policies

Our major policies, including our policies with respect to acquisitions, financing, growth, operations, debt capitalization and distributions, will be determined by the Board of Directors. The Board of Directors may amend or revise these policies from time to time without your consent, which could affect our ability to make distributions.

Provisions Of Our Charter And Tennessee Law May Limit The Ability Of A Third Party To Acquire Control Of Us.

Ownership Limit

The 9.9% ownership limit discussed above may have the effect of precluding acquisition of control of us by a third party without the consent of our Board of Directors.

Preferred Stock

Our charter authorizes our Board of Directors to issue up to 20 million shares of preferred stock. The Board of Directors may establish the preferences and rights of any preferred shares issued. The issuance of preferred stock could have the effect of delaying or preventing someone from taking control of us, even if a change in control were in our shareholders’ best interests. Currently, we have the following amounts of preferred stock issued and outstanding:

•	474,500 shares of 9 1/4% Series F Cumulative Redeemable Preferred Stock;

•	400,000 shares of 8 5/8% Series G Cumulative Redeemable Preferred Stock; and

•	6,200,000 shares of 8.30% Series H Cumulative Redeemable Preferred Stock

Tennessee Anti-Takeover Statutes

As a Tennessee corporation, we are subject to various legislative acts which impose restrictions on and require compliance with procedures designed to protect shareholders against unfair or coercive mergers and acquisitions. These statutes may delay or prevent offers to acquire us and increase the difficulty of consummating any such offers, even if our acquisition would be in our shareholders’ best interests.

SUMMARY OF THE PLAN

The Plan provides investors with a convenient and attractive method of investing cash distributions and optional cash payments in additional Common Stock without payment of any brokerage commission or service charge. The price to be paid for Common Stock purchased under the Plan will be a price reflecting a discount ranging between 0% and 5% (the “Discount”) from the Market Price (as defined) to the extent shares are purchased directly from the Company. The Discount is subject to change (but will not vary from the range of between 0% and 5%) from time to time or discontinuance at the Company’s discretion after a review of current market conditions, the level of participation in the Plan and the Company’s current and projected capital needs.

Subject to the availability of Common Stock registered for issuance under the Plan, there is no minimum or maximum limitation on the amount of distributions a Participant may reinvest under the Plan. See Question 2.

Participants electing to invest optional cash payments in additional Common Stock are subject to a minimum per month purchase limit of $250 and a maximum per month purchase limit of $5,000 (subject to waiver). See Question 17. Optional cash payments in excess of $5,000 may be made only upon acceptance by the Company of a completed Request for Waiver form from a Participant. See Question 17. Each month, at least three business days prior to each record date (as defined in Question 18), the Company will establish the Discount and Threshold Price, if any (each as defined in Question 17), applicable to optional cash payments that exceed $5,000. The Discount, which may vary each month, will be established in the Company’s sole discretion after a review of current market conditions, the level of participation in the Plan and the Company’s current and projected capital needs. With respect to optional cash payments that exceed $5,000 only, for each Trading Day of the related Pricing Period (each as defined in Question 12) on which the Threshold Price is not satisfied, one-tenth of a Participant’s optional cash payment will be returned without interest. Optional cash payments that do not exceed $5,000 and the reinvestment of distributions in additional Common Stock will not be subject to the Threshold Price, if any. Optional cash payments of less than $250 and that portion of any optional cash payment which exceeds the maximum monthly purchase limit of $5,000, unless such limit has been waived, are subject to return to the Participant without interest. Participants may request that any or all shares held in the Plan be sold by the Plan Administrator on behalf of such Participants. See Question 27.

Subject to the availability of Common Stock registered for issuance under the Plan, there is no total maximum number of shares that can be issued pursuant to the reinvestment of distributions and no pre-established maximum limit applies to optional cash payments that may be made pursuant to Requests for Waiver. As of the date hereof, 4,600,000 Common Stock have been registered and are available for sale under the Plan.

The Company expects to grant Requests for Waiver to financial intermediaries, including brokers and dealers, and other Participants in the future. Grants of Requests for Waiver will be made in the sole discretion of the Company based on a variety of factors, which may include: the Company’s current and projected capital needs, the alternatives available to the Company to meet those needs, prevailing market prices for Common Stock, general economic and market conditions, expected aberrations in the price or trading volume of the Common Stock, the potential disruption of the price of the Common Stock by a financial intermediary, the number of shares of Common Stock held by the Participant submitting the waiver request, the past actions of a Participant under the Plan, the aggregate amount of optional cash payments for which such waivers have been submitted and the administrative constraints associated with granting such waivers. If such Requests for Waiver are granted, a portion of the Common Stock available for issuance under the Plan will be purchased by Participants (including brokers or dealers) who, in connection with any resales of such Common Stock, may be deemed to be underwriters within the meaning of the Securities Act. To the extent that Requests for Waivers are granted, it is expected that a greater number of Common Stock will be issued under the optional cash payment feature of the Plan as opposed to the distribution reinvestment feature of the Plan.

Financial intermediaries may purchase a significant portion of the Common Stock issued pursuant to the optional cash payment feature of the Plan. The Company does not have any formal or informal understanding with any such organizations and, therefore, the extent of such financial intermediaries’ participation under the Plan cannot be estimated at this time. Participants that are financial intermediaries that acquire Common Stock under the Plan with a view to distribution of such Common Stock or that offer or sell Common Stock for the Company in connection with the Plan may be deemed to be underwriters within the meaning of the Securities Act.

From time to time, financial intermediaries, including brokers and dealers, may engage in positioning transactions in order to benefit from the discount from the Market Price of the Common Stock acquired through the cash payment feature of the Plan. Such transactions may cause fluctuations in the price or trading volume of the Common Stock. Financial intermediaries which engage in positioning transactions may be deemed to be underwriters within the meaning of the Securities Act. The Plan is intended for the benefit of investors in the Company and not for individuals or investors who engage in transactions which may cause aberrations in the price or trading volume of the Common Stock.

THE PLAN

The Plan, as amended, was adopted by the Board of Directors of the Company on March 8, 2005. The following questions and answers explain and constitute the Plan. Shareholders and Unit holders who do not participate in the Plan will receive cash distributions, as declared, and paid in the usual manner.

Purpose

1.	What is the purpose of the Plan?

The primary purpose of the Plan is to provide eligible holders of Common Stock and Preferred Stock of the Company, holders of Class A units of limited partnership interest of the Operating Partnership (“Units”) and interested new investors (collectively, “Participants”) with a convenient and simple method of increasing their investment in the Company by investing cash distributions in additional Common Stock without payment of any brokerage commission or service charge, to the extent shares are purchased directly from the Company, and by investing optional cash payments in additional Common Stock without payment of any brokerage commission or service charge. See Question 5 for a description of the holders who are eligible to participate in the Plan. The Plan may also be used by the Company to raise additional capital through the sale each month of a portion of the Common Stock available for issuance under the Plan to current holders and interested new investors (including brokers or dealers) who, in connection with any resales of such shares, may be deemed to be underwriters. These sales will be effected through the Company’s ability to waive limitations applicable to the amounts which Participants (as defined in Question 2) may invest pursuant to the Plan’s optional cash payment feature.

See Question 17 for information concerning limitations applicable to optional cash payments and certain of the factors considered by the Company in granting waivers. To the extent shares are purchased from the Company under the Plan, it will receive additional funds to purchase additional multifamily properties and for general corporate purposes. The Plan is intended for the benefit of investors in the Company and not for individuals or investors who engage in transactions which may cause aberrations in the price or trading volume of Common Stock. From time to time, financial intermediaries may engage in positioning transactions in order to benefit from the discount from the Market Price of the Common Stock acquired through the reinvestment of distributions or optional cash payments under the Plan. Such transactions may cause fluctuations in the price or trading volume of the Common Stock. The Company reserves the right to modify, suspend or terminate participation in the Plan by otherwise eligible holders of Common Stock, Preferred Stock, Units or interested new investors in order to eliminate practices which are, in the sole discretion of the Company, not consistent with the purposes or operation of the Plan or which adversely affect the price of the Common Stock.

Options Available to Participants

2.	What options are available to enrolled Participants?

Eligible holders of Common Stock, Preferred Stock and Units may elect to have cash distributions paid on all or a portion of their Common Stock, Preferred Stock or Units automatically reinvested in additional Common Stock. Subject to the availability of Common Stock registered for issuance under the Plan, there is no minimum limitation on the amount of distributions a Participant may reinvest under the distribution reinvestment feature of the Plan.

Each month, Participants may also elect to invest optional cash payments in additional Common Stock, subject to a minimum per month purchase limit of $250 and a maximum per month purchase limit of $5,000, subject to waiver. See Question 17 for information concerning limitations applicable to optional cash payments and the availability of waivers with respect to such limitations. Participants may make optional cash payments each month even if distributions on their Common Stock are not being reinvested and whether or not a distribution has been declared.

Advantages and Disadvantages

3.	What are the advantages and disadvantages of the Plan?

Advantages:

(a)	The Plan provides Participants with the opportunity to reinvest cash distributions paid on all or a portion of their Common Stock, Preferred Stock or Units in additional Common Stock without payment of any brokerage commission or service charge to the extent shares are purchased directly from the Company, which purchases may be made at a Discount to the Market Price at the discretion of the Company.

(b)	The Plan provides Participants with the opportunity to make monthly investments of optional cash payments, subject to minimum and maximum amounts, for the purchase of additional shares of Common Stock without payment of any brokerage commission or service charge if such shares of Common Stock are purchased directly from the Company, which purchases may be made at a Discount to the Market Price at the discretion of the Company.

(c)	Subject to the availability of Common Stock registered for issuance under the Plan, all cash distributions paid on Participants’ Common Stock can be fully invested in additional Common Stock because the Plan permits fractional shares to be credited to Plan accounts. Distributions on such fractional shares, as well as on whole shares, will also be reinvested in additional shares which will be credited to Plan accounts.

(d)	The Plan Administrator, at no charge to Participants, provides for the safekeeping of the Common Stock credited to each Plan account.

(e)	Periodic statements reflecting all current activity, including share purchases and latest Plan account balance, simplify Participants’ record keeping. See Question 22 for information concerning reports to Participants.

Disadvantages:

(a)	No interest will be paid by the Company or the Plan Administrator on distributions or optional cash payments held pending reinvestment or investment. See Question 11. In addition, optional cash payments in excess of $5,000 may be subject to return to the Participant without interest in the event that the Threshold Price, if any, is not met for any Trading Day during the related Pricing Period. See Question 17.

(b)	With respect to optional cash payments, the actual number of shares to be issued to a Participant’s Plan account will not be determined until after the end of the relevant Pricing Period. Therefore, during the Pricing Period Participants will not know the actual number of shares they have purchased.

(c)	With respect to optional cash payments, the Market Price may exceed the price at which Common Stock is trading after the Investment Date.

(d)	Because optional cash payments must be received by the Plan Administrator prior to the related Pricing Period, such payments may be exposed to changes in market conditions for a longer period of time than in the case of typical secondary market transactions. In addition, optional cash payments once received by the Plan Administrator will not be returned to Participants unless a written request is directed to the Plan Administrator at least five business days prior to the record date for the Investment Date with respect to which optional cash payments have been delivered by such Participant. See Questions 18 and 20.

(e)	Resales of Common Stock credited to a Participant’s account under the Plan will involve a nominal fee per transaction paid to the Plan Administrator (if such resale is made by the Plan Administrator at the request of a Participant), a brokerage commission and any applicable share transfer taxes on the resales. See Questions 21 and 27.

(f)	Prospective investors in Common Stock should carefully consider the matters described above in “Risk Factors” prior to making an investment in the Common Stock.

Administration

4.	Who administers the Plan?

The Company has retained Wachovia Bank, as plan administrator (the “Plan Administrator”), to administer the Plan, keep records, send statements of account activity to each Participant and perform other duties relating to the Plan. See Question 22 for information concerning reports to Participants. Shares purchased under the Plan and held by the Plan Administrator will be registered in the Plan Administrator’s name or the name of its nominee for the benefit of the Participants. In the event that the Plan Administrator resigns or otherwise ceases to act as plan administrator, the Company will appoint a new plan administrator to administer the Plan.

The Plan Administrator also acts as distribution disbursing agent, transfer agent and registrar for the Company’s Common Stock.

Participation

For purposes of this section, responses will generally be based upon the method by which the holder holds his or her Common Stock, Preferred Stock or Units. Generally, holders are either Record Owners or Beneficial Owners. A Record Owner is a holder who owns Common Stock, Preferred Stock or Units in his or her own name. A Beneficial Owner is a holder who beneficially owns Common Stock, Preferred Stock or Units that are registered in a name other than his or her own name (for example, the shares are held in the name of a broker, bank or other nominee). A Record Owner may participate directly in the Plan, whereas a Beneficial Owner will have to either become a Record Owner by having one or more shares transferred into his or her own name or coordinate his or her participation in the Plan through the broker, bank or other nominee in whose name the Beneficial Owner’s shares are held. If a Beneficial Owner who desires to become a Participant encounters any difficulties in coordinating his or her participation in the Plan with his or her broker, bank or other nominee, he or she should call the Company’s Investor Relations department at (901) 682-6600.

5.	Who is eligible to participate?

All Record Owners or Beneficial Owners of at least one share of Common Stock or Preferred Stock or one Unit are eligible to participate in the Plan. A Record Owner may participate directly in the Plan. A Beneficial Owner must either become a Record Owner by having one or more shares transferred into his or her own name or arrange with the broker, bank or other nominee who is the record holder to participate on his or her behalf. In addition, interested new investors may participate in the optional cash payment feature of the Plan. See Question 6.

To facilitate participation by Beneficial Owners, the Company has made arrangements with the Plan Administrator to reinvest distributions, on a per distribution basis, and accept optional cash payments under the Plan by record holders such as brokers, banks and other nominees, on behalf of beneficial owners. See Question 6.

The Company may terminate, by written notice, at any time any Participant’s individual participation in the Plan if such participation would be in violation of the restrictions contained in the Charter or Bylaws, each as amended and/or restated from time to time, of the Company. Such restrictions prohibit any person or group of persons from acquiring or holding, directly or indirectly, ownership of a number of shares of beneficial interest of any class or series of shares of beneficial interest of the Company in excess of 9.9% of the number or value of the outstanding shares of such class or series. The meanings ascribed to the terms “group” and “ownership” may cause a person who individually owns less than 9.9% of the shares outstanding to be deemed to be holding shares in excess of the foregoing limitation. See “Risk Factors—Possible Adverse Consequences of Limits on Ownership of Shares.” Under the Charter, certain transfers or attempted transfers that would jeopardize the qualification of the Company as a real estate investment trust for tax purposes may be void to the fullest extent permitted by law.

6.	How does an eligible shareholder or interested new investor participate?

Record Owners may join the Plan by completing and signing the Authorization Form included with the Plan and returning it to the Plan Administrator. A non-postage-paid return envelope is provided for this purpose. Authorization Forms may be obtained at any time by written request to the Plan Administrator or by telephoning the Plan Administrator at (800) 829-8432.

Beneficial Owners who wish to join the Plan must instruct their broker, bank or other nominee to complete and sign the Authorization Form. The broker, bank or other nominee will forward the completed Authorization Form to its securities depository and the securities depository will provide the Plan Administrator with the information necessary to allow the Beneficial Owner to participate in the Plan. See Question 8 for a discussion of the Broker and Nominee form (the “B&N Form”), which is required to be used for optional cash payments of a Beneficial Owner whose broker, bank or other nominee holds the Beneficial Owner’s shares in the name of a major securities depository. See also Question 16.

If a Record Owner or the broker, bank or other nominee on behalf of a Beneficial Owner submits a properly executed Authorization Form without electing an investment option, such Authorization Form will be deemed to indicate the intention of such Record Owner or Beneficial Owner, as the case may be, to apply all cash distributions and optional cash payments, if applicable, toward the purchase of additional Common Stock. See Question 7 for investment options.

Interested new investors may join the Plan by requesting a copy of the Plan from the Plan Administrator by telephoning the Plan Administrator at (800)829-8432. Upon receipt of the Plan, interested new investors must complete and sign the Authorization Form included with the Plan and return it to the Plan Administrator. A non-postage-paid return envelope will be provided for this purpose.

7.	What does the Authorization Form provide?

The Authorization Form appoints the Plan Administrator as agent for the Participant and directs the Company to pay to the Plan Administrator each Participant’s cash distributions on all or a specified number of shares of Common Stock, Preferred Stock or number of Units owned by the Participant on the applicable record date (“Participating Shares”), as well as on all whole and fractional Common Stock credited to a Participant’s Plan account (“Plan Shares”). The Authorization Form directs the Plan Administrator to purchase on the Investment Date (as defined in Question 11) additional Common Stock with such distributions and optional cash payments, if any, made by the Participant. See Question 8 for a discussion of the B&N Form which is required to be used for optional cash payments of a Beneficial Owner whose broker, bank or other nominee holds the Beneficial Owner’s shares in the name of a major securities depository. The Authorization Form also directs the Plan Administrator to reinvest automatically all subsequent distributions with respect to Plan Shares. Distributions will continue to be reinvested on the number of Participating Shares and on all Plan Shares until the Participant specifies otherwise by contacting the Plan Administrator, withdraws from the Plan (see Questions 26 and 27), or the Plan is terminated. See Question 6 for additional information about the Authorization Form.

The Authorization Form provides for the purchase of additional Common Stock through the following investment options:

(1)	If “Full Distribution Reinvestment” is elected, the Plan Administrator will apply all cash distributions on all Common Stock, Preferred Stock or Units then or subsequently registered in the Participant’s name, and all cash distributions on all Plan Shares toward the purchase of additional Common Stock.

(2)	If “Partial Distribution Reinvestment” is elected, the Plan Administrator will apply all cash distributions on only the number of shares of Common Stock, Preferred Stock or number of Units registered in the Participant’s name and specified on the Authorization Form and all cash distributions on all Plan Shares toward the purchase of additional Common Stock.

(3)	If “Optional Cash Payments with Full Distribution Reinvestment” is elected, the Plan Administrator will apply any optional cash payments and all subsequent cash distributions toward the purchase of additional Common Stock.

(4)	If “Optional Cash Payments with Partial Distribution Reinvestment” is elected, the Plan Administrator will apply any optional cash payments and all subsequent cash distributions on only the number of shares of Common Stock in the Participant’s name and specified on the Authorization Form toward the purchase of additional Common Stock.

Each Participant may select any one of these four options. In each case, distributions will be reinvested on all Participating Shares and on all Plan Shares held in the Plan account, including distributions on Common Stock purchased with any optional cash payments, until a Participant specifies otherwise by contacting the Plan Administrator, or withdraws from the Plan altogether (see Questions 26 and 27), or until the Plan is terminated. If a Participant would prefer to receive cash payments of distributions paid on Plan Shares rather than reinvest such distributions, those shares must be withdrawn from the Plan by written notification to the Plan Administrator. See Questions 26 and 27 regarding withdrawal of Plan Shares.

Participants may change their investment options at any time by requesting a new Authorization Form and returning it to the Plan Administrator at the address set forth in Question 37. See Question 11 for the effective date for any change in investment options.

8.	What does the B&N Form provide?

The B&N Form provides the only means by which a broker, bank or other nominee holding shares of a Beneficial Owner in the name of a major securities depository may invest optional cash payments on behalf of such Beneficial Owner. A B&N Form must be delivered to the Plan Administrator each time such broker, bank or other nominee transmits optional cash payments on behalf of a Beneficial Owner. B&N Forms will be furnished at any time upon request of the Company’s Investor Relations Department at (901) 682-6600.

Prior to submitting the B&N Form, the broker, bank or other nominee for a Beneficial Owner must submit a completed Authorization Form on behalf of the Beneficial Owner. See Questions 6 and 7.

THE B&N FORM AND APPROPRIATE INSTRUCTIONS MUST BE RECEIVED BY THE PLAN ADMINISTRATOR NOT LATER THAN THE APPLICABLE RECORD DATE OR THE OPTIONAL CASH PAYMENT WILL NOT BE INVESTED UNTIL THE FOLLOWING INVESTMENT DATE.

9.	Is partial participation possible under the Plan?

Yes. Record Owners or the broker, bank or other nominee for Beneficial Owners may designate on the Authorization Form a number of shares for which distributions are to be reinvested. Distributions will thereafter be reinvested only on the number of shares specified, and the Record Owner or Beneficial Owner, as the case may be, will continue to receive cash distributions on the remainder of the shares.

10.	When may an eligible shareholder or interested new investor join the Plan?

A Record Owner, Beneficial Owner or interested new investor may join the Plan at any time. Once in the Plan, a Participant remains in the Plan until he or she withdraws from the Plan, the Company terminates his or her participation in the Plan or the Company terminates the Plan. See Question 27 regarding withdrawal from the Plan.

11.	When will distributions be reinvested and/or optional cash payments be invested?

When shares are purchased from the Company, such purchases will be made on the “Investment Date” in each month. The Investment Date with respect to Common Stock acquired directly from the Company and relating to a distribution reinvestment will be either the distribution payment date relating to the Common Stock or Units, or, if a distribution payment date relating to any series of Preferred Stock is later in the month than such Common Stock distribution payment date, such later distribution payment date relating to such Preferred Stock, each as declared by the Board of Directors, as the case may be (unless such date is not a business day in which case it is the first business day immediately thereafter) or, in the case of open market purchases, no later than ten business days following the distribution payment date.

The Investment Date with respect to Common Stock acquired directly from the Company and relating to optional cash payments of $5,000 or less shall be the last day (or Pricing Period conclusion date) of a Pricing Period (as defined below).

The Investment Date with respect to Common Stock acquired directly from the Company and relating to an optional cash payment of greater than $5,000 made pursuant to a Request for Waiver will be on each day on which the NYSE is open for business in a Pricing Period, on which date  1/10 of a Participant’s optional cash payment in each month will be invested, or, in the case of open market purchases, no later than 30 days from the corresponding Record Date. With respect to all optional cash payments, regardless of the amount being invested, the period encompassing the ten consecutive Investment Dates in each month constitutes the relevant “Pricing Period.” See Schedule A attached hereto for a list of the expected Pricing Period commencement dates and conclusion dates (with the Pricing Period conclusion date being the Investment Date for optional cash payments of $5,000 or less).

When open market purchases are made by the Plan Administrator, such purchases may be made on any securities exchange where the shares are traded, in the over-the-counter market or by negotiated transactions, and may be subject to such terms with respect to price, delivery and other matters as agreed to by the Plan Administrator. Neither the Company nor any Participant shall have any authorization or power to direct the time or price at which shares will be purchased or the selection of the broker or dealer through or from whom purchases are to be made by the Plan Administrator. However, when open market purchases are made by the Plan Administrator, the Plan Administrator shall use its reasonable best efforts to purchase the shares at the lowest possible price.

If the Authorization Form is received prior to the record date for a distribution payment, the election to reinvest distributions will begin with that distribution payment. If the Authorization Form is received on or after any such record date, reinvestment of distributions will begin on the distribution payment date following the next record date if the Participant is still a Shareholder of record. Record dates for payment of distributions normally precede payment dates by approximately two weeks.

See Question 17 for information concerning limitations on the minimum and maximum amounts of optional cash payments that may be made each month and Question 18 for information as to when optional cash payments must be received to be invested on each Investment Date.

Shares will be allocated and credited to Participants’ accounts as follows:

(1)	shares purchased from the Company will be allocated and credited as of the appropriate Investment Date; and

(2)	shares purchased in market transactions will be allocated and credited as of the date on which the Plan Administrator completes the purchases of the aggregate number of shares to be purchased on behalf of all Participants with distributions to be reinvested or optional cash payments, as the case may be, during the month.

NO INTEREST WILL BE PAID ON CASH DISTRIBUTIONS OR OPTIONAL CASH PAYMENTS PENDING INVESTMENT OR REINVESTMENT UNDER THE TERMS OF THE PLAN. SINCE NO INTEREST IS PAID ON CASH HELD BY THE PLAN ADMINISTRATOR, IT NORMALLY WILL BE IN THE BEST INTEREST OF A PARTICIPANT TO DEFER OPTIONAL CASH PAYMENTS UNTIL SHORTLY BEFORE COMMENCEMENT OF THE PRICING PERIOD.

Purchases and Prices of Shares

12.	What will be the price to Participants of shares purchased under the Plan?

With respect to reinvested distributions, the price per Common Stock acquired directly from the Company will be 100% (subject to change) of the average of the high and low sales prices, computed to four decimal places, of the Common Stock on the NYSE on the Investment Date (as defined in Question 11), or if no trading occurs in the Common Stock on the Investment Date, the average of the high and low sales prices for the first trading day immediately preceding the Investment Date for which trades are reported.

The price per Common Share acquired through open market purchases with reinvested distributions will be the weighted average of the actual prices paid, computed to four decimal places, for all of the Common Stock purchased by the Plan Administrator with all Participants’ reinvested distributions for the related quarter. Additionally, each Participant will be charged a pro rata portion of any brokerage commissions or other fees or charges paid by the Plan Administrator in connection with such open market purchases. (If a Participant desires to opt out of the distribution reinvestment feature of the Plan when the Common Stock relating to distribution reinvestments will be purchased in the open market, a Participant must notify the Plan Administrator no later than the record date for the related distribution payment date. For information as to the source of the Common Stock to be purchased under the Plan see Question 15.)

With respect to optional cash payments, the price per share of the Common Stock acquired directly from the Company will be 100% (subject to change) of the average of the daily high and low sale prices, computed to four decimal places, of the Common Stock as reported on the NYSE for the Trading Day relating to each Investment Date (as defined in Question 11 above) or, if no trading occurs in the Common Stock on such Trading Day, for the Trading Day immediately preceding such Investment Date for which trades are reported, less the applicable Discount, if any. A “Trading Day” means a day on which trades in the Common Stock are reported on the NYSE.

Each month, at least three business days prior to the applicable Record Date (as defined in Question 18), the Company may establish the Discount from the Market Price and will notify the Plan Administrator of the same. Such Discount may be between 0% and 5% of the Market Price and may vary each month, but once established will apply uniformly to all payments made during that month. The Discount will be established in the Company’s sole discretion after a review of current market conditions, the level of participation in the Plan, and the Company’s current and projected capital needs. The Discount applies only to optional cash payments. Neither the

Company nor the Plan Administrator shall be required to provide any written notice to Participants as to the Discount, but current information regarding the Discount applicable to the next Pricing Period may be obtained by contacting the Company at (901)682-6600. Setting a Discount for an Investment Date shall not affect the setting of a Discount for any subsequent Investment Date. The Discount feature discussed above applies only to the issuance of Common Stock by the Company pursuant to optional cash payments and does not apply to open market purchases made with optional cash payments or the reinvestment of distributions.

The price per Common Stock acquired through open market purchases with optional cash payments will be 100% of the weighted average of the actual prices paid, computed to four decimal places, for all of the Common Stock purchased by the Plan Administrator with all Participants’ optional cash payments for the related month.

Neither the Company nor any Participant shall have any authorization or power to direct the time or price at which shares will be purchased or the selection of the broker or dealer through or from whom purchases are to be made by the Plan Administrator. However, when open market purchases are made by the Plan Administrator, the Plan Administrator shall use its best efforts to purchase the shares at the lowest possible price.

All references in the Plan to the “Market Price” when it relates to distribution reinvestments which will be reinvested in Common Stock acquired directly from the Company shall mean the average of the high and low sales prices, computed to four decimal places, of the Common Stock on the NYSE on the Investment Date, or if no trading occurs in the Common Stock on the Investment Date, the average of the high and low sales prices for the first Trading Day immediately preceding the Investment Date for which trades are reported. With respect to distribution reinvestments which will be reinvested in Common Stock purchased in the open market, “Market Price” shall mean the weighted average of the actual prices paid, net of commissions, computed to four decimal places, for all of the Common Stock purchased by the Plan Administrator with all Participants’ reinvested distributions for the related quarter. All references in the Plan to the “Market Price” for optional cash payments which will be invested in Common Stock acquired directly from the Company shall mean the average of the daily high and low sales prices of the Common Stock as reported on the NYSE on the Trading Day relating to each Investment Date or, if no trading occurs in the Common Stock on such Investment Date, for the first Trading Day immediately preceding such Investment Date for which trades are reported.

With respect to optional cash payments which will be reinvested in Common Stock purchased in the open market, “Market Price” shall mean the weighted average of the actual prices paid, computed to four decimal places, for all of the Common Stock purchased by the Plan Administrator with all Participants’ optional cash payments for the related month.

13.	What are the Record Dates and Investment Dates for distribution reinvestment?

For the reinvestment of distributions, the “Record Date” is the record date declared by the Board of Directors for such distribution. Likewise, the distribution payment date declared by the Board of Directors constitutes the Investment Date applicable to the reinvestment of such distribution with respect to Common Stock acquired directly from the Company, provided, however, that if a distribution payment date relating to any series of Preferred Stock is later in the month than the applicable Common Stock distribution payment date, such later distribution payment date relating to such Preferred Stock shall constitute the Investment Date relating thereto, and provided further that if any such date is not a business day, the first business day immediately preceding such date shall be the Investment Date. The Investment Date with respect to Common Stock purchased in open market transactions will be no later than ten business days following the distribution payment date. Distributions will be reinvested on the Investment Date using the applicable Market Price (as defined in Question 12). Generally, record dates for quarterly distributions on the Common Stock will precede the distribution payment dates by approximately two weeks. See Schedule A for a list of the future distribution record dates and payment dates. Please refer to Question 18 for a discussion of the Record Dates and Investment Dates applicable to optional cash payments.

14.	How will the number of shares purchased for a Participant be determined?

A Participant’s account in the Plan will be credited with the number of shares, including fractions computed to four decimal places, equal to the total amount to be invested on behalf of such Participant divided by the purchase price per share as calculated pursuant to the methods described in Question 12, as applicable. The total amount to be invested will depend on the amount of any distributions paid on the number of Participating Shares and Plan Shares in such Participant’s Plan account and available for investment on the related Investment Date, or the amount of any optional cash payments made by such Participant and available for investment on the related Investment Date. Subject to the availability of Common Stock registered for issuance under the Plan, there is no total maximum number of shares available for issuance pursuant to the reinvestment of distributions.

15.	What is the source of Common Stock purchased under the Plan?

Plan Shares will be purchased either directly from the Company, in which event such shares will be authorized but unissued shares, or on the open market, or by a combination of the foregoing, at the option of the Company, after a review of current market conditions and the Company’s current and projected capital needs. The Company will determine the source of the Common Stock to be purchased under the Plan at least three business days prior to the relevant Record Date, and will notify the Plan Administrator of the same. Neither the Company nor the Plan Administrator shall be required to provide any written notice to Participants as to the source of the Common Stock to be purchased under the Plan, but current information regarding the source of the Common Stock may be obtained by contacting the Company’s Investor Relations Department at (901)682-6600.

16.	How does the optional cash payment feature of the Plan work?

All Record Holders and interested new investors who have timely submitted signed Authorization Forms indicating their intention to participate in this feature of the Plan, and all Beneficial Owners whose brokers, banks or other nominees have timely submitted signed Authorization Forms indicating their intention to participate in this feature of the Plan (except for Beneficial Owners whose brokers, banks or other nominees hold the shares of the Beneficial Owners in the name of a major securities depository), are eligible to make optional cash payments during any month, whether or not a distribution is declared. If a broker, bank or other nominee holds shares of a Beneficial Owner in the name of a major securities depository, optional cash payments must be made through the use of the B&N Form. See Question 8. Optional cash payments must be accompanied by an Authorization Form or a B&N Form, as applicable. Each month the Plan Administrator will apply any optional cash payment received from a Participant no later than one business day prior to the commencement of that month’s Pricing Period (as defined in Question 12) to the purchase of additional Common Stock for the account of the Participant on the following Investment Date (as defined in Question 11).

17.	What limitations apply to optional cash payments?

Each optional cash payment is subject to a minimum per month purchase limit of $250 and a maximum per month purchase limit of $5,000. For purposes of these limitations, all Plan accounts under the common control or management of a Participant (which shall be determined at the sole discretion of the Company) will be aggregated. Generally, optional cash payments of less than $250 and that portion of any optional cash payment which exceeds the maximum monthly purchase limit of $5,000, unless such limit has been waived by the Company, will be returned to Participants without interest at the end of the relevant Pricing Period.

Participants may make optional cash payments of up to $5,000 each month without the prior approval of the Company, subject to the Company’s right to modify, suspend or terminate participation in the Plan by otherwise eligible holders of Common Stock, Preferred Stock, Units or interested new investors in order to eliminate practices which are, in the sole discretion of the Company, not consistent with the purposes or operation of the Plan or which adversely affect the price of the Common Stock. Optional cash payments in excess of $5,000 may be made by a Participant only upon acceptance by the Company of a completed Request for Waiver form from such Participant and receipt of such form by the Plan Administrator. There is no pre-established maximum limit applicable to optional cash payments that may be made pursuant to accepted Requests for Waiver. A Request for Waiver form must be received by the Company and the Plan Administrator and accepted by the Company each month no later than the Record Date (as defined in Question 18) for the applicable Investment Date. Request for Waiver forms will be furnished at any time upon request to the Plan Administrator at the address or telephone number specified in Question 37. Waivers will be accepted only with respect to actual record Participants and not for the benefit of Beneficial Owners or multiple Participants. Participants interested in obtaining further information about a Request for Waiver should contact the Company at (901)682-6600.

Waivers will be considered on the basis of a variety of factors, which may include the Company’s current and projected capital needs, the alternatives available to the Company to meet those needs, prevailing market prices for Common Stock and other Company securities, general economic and market conditions, expected aberrations in the price or trading volume of the Common Stock, the potential disruption of the price of the Common Stock by a financial intermediary, the number of Common Stock held by the Participant submitting the waiver request, the past actions of a Participant under the Plan, the aggregate amount of optional cash payments for which such waivers have been submitted and the administrative constraints associated with granting such waivers. Grants of waivers will be made in the absolute discretion of the Company.

PARTICIPANTS IN THE PLAN ARE NOT OBLIGATED TO PARTICIPATE IN THE OPTIONAL CASH PAYMENT FEATURE OF THE PLAN AT ANY TIME. OPTIONAL CASH PAYMENTS NEED NOT BE IN THE SAME AMOUNT EACH MONTH.

Unless it waives its right to do so, the Company may establish for any Pricing Period a minimum price (the “Threshold Price”) applicable only to the investment of optional cash payments that exceed $5,000 and that are made pursuant to Requests for Waiver, in order to provide the Company with the ability to set a minimum price at which the Common Stock will be sold under the Plan each month pursuant to such requests. A Threshold Price will only be established when Common Stock will be purchased directly from the Company on the applicable Investment Date. The Company will, at least three business days prior to each Record Date (as defined in Question 18), determine whether to establish a Threshold Price and, if a Threshold Price is established, its amount and so notify the Plan Administrator. The determination whether to establish a Threshold Price and, if a Threshold Price is established, its amount will be made by the Company at its discretion after a review of current market conditions, the level of participation in the Plan and the Company’s current and projected capital needs. Neither the Company nor the Plan Administrator shall be required to provide any written notice to Participants as to whether a Threshold Price has been established for any Pricing Period, but current information regarding the Threshold Price may be obtained by contacting the Company at (901)682-6600.

The Threshold Price for optional cash payments made pursuant to Requests for Waiver, if established for any Pricing Period, will be a stated dollar amount that the average of the high and low sale prices of the Common Stock on the NYSE for each Trading Day of the relevant Pricing Period must equal or exceed. In the event that the Threshold Price is not satisfied for a Trading Day in the Pricing Period, then that Trading Day will be excluded from that Pricing Period and no investment will occur on the corresponding Investment Date. For each Trading Day on which the Threshold Price is not satisfied,  1/10 of each optional cash payment made by a Participant pursuant to a Request for Waiver will be returned to such Participant, without interest, as soon as practicable after the end of the applicable Pricing Period. Thus, for example, if the Threshold Price is not satisfied for three of the ten Trading Days in a Pricing Period.  3/10 of each Participant’s optional cash payment made pursuant to a Request for Waiver will be returned to such Participant by check, without interest, as soon as practicable after the end of the applicable Pricing Period. The Plan Administrator expects to mail such checks within five to ten business days from the end of the applicable Pricing Period. This return procedure will only apply when shares are purchased directly from the Company for optional cash payments made pursuant to Requests for Waiver and the Company has set a Threshold Price with respect to the relevant Pricing Period. See Question 15.

Setting a Threshold Price for a Pricing Period shall not affect the setting of a Threshold Price for any subsequent Pricing Period. The Threshold Price concept and return procedure discussed above apply only to optional cash payments made pursuant to Requests for Waiver.

For any Pricing Period, the Company may waive its right to set a Threshold Price for optional cash payments made pursuant to Requests for Waiver. Participants may ascertain whether the Threshold Price applicable to a given Pricing Period has been set or waived, as applicable, by contacting the Company at (901)682-6600.

For a list of expected dates by which the Threshold Price will be set in 2005 and 2006, see Schedule A.

Each month, at least three business days prior to the applicable Record Date (as defined in Question 18), the Company may establish the Discount from the Market Price applicable to optional cash payments during the corresponding Pricing Period and will notify the Plan Administrator of the same. Such Discount may be between 0% and 5% of the Market Price and may vary each month, but once established will apply uniformly to all optional cash payments made during that month. The Discount will be established in the Company’s sole discretion after a review of current market conditions, the level of participation in the Plan, and the Company’s current and projected capital needs. The Discount applies only to optional cash payments. Neither the Company nor the Plan Administrator shall be required to provide any written notice to Participants as to the Discount, but current information regarding the Discount applicable to the next Pricing Period may be obtained by contacting the Company at (901)682-6600. Setting a Discount for a Pricing Period shall not affect the setting of a Discount for any subsequent Pricing Period. The Discount feature discussed above applies only to optional cash payments and does not apply to the reinvestment of distributions.

THE THRESHOLD PRICE CONCEPT AND RETURN PROCEDURE DISCUSSED ABOVE APPLY ONLY TO OPTIONAL CASH PAYMENTS MADE PURSUANT TO REQUESTS FOR WAIVER WHEN COMMON STOCK IS TO BE PURCHASED FROM THE COMPANY ON THE APPLICABLE INVESTMENT DATE. ALL OTHER OPTIONAL CASH PAYMENTS WILL BE MADE AT THE MARKET PRICE LESS THE DISCOUNT (SUBJECT TO CHANGE), IF ANY, WITHOUT REGARD TO ANY THRESHOLD PRICE.

18.	What are the Record Dates and Investment Dates for optional cash payments?

Optional cash payments will be invested every month as of the related Investment Date. The “Record Date” for optional cash payments is one business day prior to the commencement of the related Pricing Period and the “Investment Date” for optional cash payments of $5,000 or less is the last day of the Pricing Period (or Pricing Period conclusion date), and for optional cash payments of greater than $5,000 made pursuant to Requests for Waiver, the “Investment Date” is each day on which the NYSE is open for business in a Pricing Period.

Optional cash payments received by the Plan Administrator by the Record Date will be applied to the purchase of Common Stock on the Investment Dates which relate to that Pricing Period. No interest will be paid by the Company or the Plan Administrator on optional cash payments held pending investment. Generally, optional cash payments received after the Record Date will be held for investment on the Investment Date relating to the next applicable pricing period; optional cash payments will not earn interest pending investment.

For a schedule of expected Record Dates and Pricing Period commencement dates and conclusion dates in 2006 and 2006, see Schedule A.

19.	When must optional cash payments be received by the Plan Administrator?

Each month the Plan Administrator will apply any optional cash payment for which good funds are timely received to the purchase of Common Stock for the account of the Participant during the next Pricing Period. See Question 18. In order for funds to be invested during the next Pricing Period, the Plan Administrator must have received a check, money order or wire transfer by the end of the business day immediately preceding the first Trading Day of the ensuing Pricing Period and such check, money order or wire transfer must have cleared on or before the first Investment Date in such Pricing Period. Wire transfers may be used only if approved verbally in advance by the Plan Administrator. Checks and money orders are accepted subject to timely collection as good funds and verification of compliance with the terms of the Plan. Checks or money orders should be made payable to Wachovia Bank and submitted together with, initially, the Authorization Form or, subsequently, the form for additional investments attached to Participant’s statements. Checks returned for any reason will not be resubmitted for collection.

NO INTEREST WILL BE PAID BY THE COMPANY OR THE PLAN ADMINISTRATOR ON OPTIONAL CASH PAYMENTS HELD PENDING INVESTMENT. SINCE NO INTEREST IS PAID ON CASH HELD BY THE PLAN ADMINISTRATOR, IT NORMALLY WILL BE IN THE BEST INTEREST OF A PARTICIPANT TO DEFER OPTIONAL CASH PAYMENTS UNTIL SHORTLY BEFORE COMMENCEMENT OF THE PRICING PERIOD.

In order for payments to be invested on the first Investment Date in a Pricing Period, in addition to the receipt of good funds by the first Investment Date in a Pricing Period, the Plan Administrator must be in receipt of an Authorization Form or a B&N Form, as appropriate, as of the same date. See Questions 6 and 8.

20.	May optional cash payments be returned?

Upon telephone or written request to the Plan Administrator received at least five business days prior to the Record Date for the Investment Date with respect to which optional cash payments have been delivered to the Plan Administrator, such optional cash payments will be returned to the Participant as soon as practicable. Requests received less than five business days prior to such date will not be returned but instead will be invested on the next related Investment Date. Additionally, a portion of each optional cash payment will be returned by check, without interest, as soon as practicable after the end of the Pricing Period for each Trading Day that does not meet the Threshold Price, if any, applicable to optional cash payments made pursuant to Requests for Waiver. See Question 17. Also, each optional cash payment, to the extent that it does not either conform to the limitations described in Question 18 or clear within the time limit described in Question 19, will be subject to return to the Participant as soon as practicable.

21.	Are there any expenses to Participants in connection with their participation under the Plan?

Participants will have to pay brokerage fees or commissions on Common Stock to sell shares purchased with reinvested distributions or optional cash payments on the open market, which will be first deducted before determining the number of shares to be purchased. Participants will incur no brokerage commissions or service charges in connection with the reinvestment of distributions or optional cash payments when Common Stock are acquired directly from the Company. The Company will pay all other costs of administration of the Plan. However, Participants that request that the Plan Administrator sell all or any portion of their shares (see Question 27) must pay a nominal fee per transaction to the Plan Administrator, any related brokerage commissions and applicable share transfer taxes. Transfers of Common Stock purchased pursuant to Requests for Waiver to Participants or their designated accounts will also be subject to a nominal fee as set forth in such Requests for Waiver and will be made only at the conclusion of the relevant Pricing Period.

Reports to Participants

22.	What kind of reports will be sent to Participants in the Plan?

Each Participant in the Plan will receive a statement of his or her account following each purchase of additional shares. These statements are Participants’ continuing record of the cost of their purchases and should be retained for income tax purposes. In addition, Participants will receive copies of other communications sent to holders of the Common Stock, including the Company’s annual report to its shareholders, the notice of annual meeting and proxy statement in connection with its annual meeting of shareholders and Internal Revenue Service information for reporting distributions paid.

Distributions on Fractional Shares

23.	Will Participants be credited with distributions on fractions of shares?

Yes.

Certificates for Common Stock

24.	Will certificates be issued for shares purchased?

No. Common Stock purchased for Participants will be held in the name of the Plan Administrator or its nominee. No certificates will be issued to Participants for shares in the Plan unless a Participant submits a written request to the Plan Administrator or until participation in the Plan is terminated. At any time, a Participant may request the Plan Administrator to send a certificate for some or all of the whole shares credited to a Participant’s account. This request should be mailed to the Plan Administrator at the address set forth in the answer to Question 37. Any remaining whole shares and any fractions of shares will remain credited to the Plan account. Certificates for fractional shares will not be issued under any circumstances.

25.	In whose name will certificates be registered when issued?

Each Plan account is maintained in the name in which the related Participant’s certificates were registered at the time of enrollment in the Plan. Share certificates for whole shares purchased under the Plan will be similarly registered when issued upon a Participant’s request. If a Participant is a Beneficial Owner, such request should be placed through such Participant’s banker, broker or other nominee. See Question 6. A Participant who wishes to pledge shares credited to such Participant’s Plan account must first withdraw such shares from the account.

Withdrawals and Termination

26.	When may Participants withdraw from the Plan?

A Participant may withdraw from the Plan with respect to all or a portion of the shares held in his or her account in the Plan at any time. If the request to withdraw is received prior to a distribution record date set by the Board of Directors for determining shareholders of record entitled to receive a distribution, the request will be processed on the day following receipt of the request by the Plan Administrator.

If the request to withdraw is received by the Plan Administrator on or after a distribution record date, but before payment date, the Plan Administrator, in its sole discretion, may either pay such distribution in cash or reinvest it in shares for the Participant’s account. The request for withdrawal will then be processed as promptly as possible following such distribution payment date. All distributions subsequent to such distribution payment date or Investment Date will be paid in cash unless a shareholder re-enrolls in the Plan, which may be done at any time.

Any optional cash payments which have been sent to the Plan Administrator prior to a request for withdrawal will also be invested on the next Investment Date unless a Participant expressly requests return of that payment in the request for withdrawal, and the request for withdrawal is received by the Plan Administrator at least two business days prior to the first day of the Pricing Period.

27.	How does a Participant withdraw from the Plan?

A Participant who wishes to withdraw from the Plan with respect to all or a portion of the shares held in his or her account in the Plan must notify the Plan Administrator in writing at its address set forth in the answer to Question 37. Upon a Participant’s withdrawal from the Plan or termination of the Plan by the Company, certificates for the appropriate number of whole shares credited to his or her account under the Plan will be issued. A cash payment will be made for any fraction of a share.

Upon withdrawal from the Plan, a Participant may also request in writing that the Plan Administrator sell all or part of the shares credited to his or her account in the Plan. The Plan Administrator will sell the shares as requested within ten business days after processing the request for withdrawal. The Participant will receive the proceeds of the sale, less a nominal fee per transaction paid to the Plan Administrator, any brokerage fees or commissions and any applicable share transfer taxes, generally within five business days of the sale.

28.	Are there any automatic termination provisions?

Participation in the Plan will be terminated if the Plan Administrator receives written notice of the death or adjudicated incompetence of a Participant, together with satisfactory supporting documentation of the appointment of a legal representative, at least five business days before the next Record Date for purchases made through the reinvestment of distributions or optional cash payments, as applicable. In the event written notice of death or adjudicated incompetence and such supporting documentation is received by the Plan Administrator less than five business days before the next Record Date for purchases made through the reinvestment of distributions or optional cash payments, as applicable, shares will be purchased for the Participant with the related cash distribution or optional cash payment and participation in the Plan will not terminate until after such distribution or payment has been reinvested. Thereafter, no additional purchase of shares will be made for the Participant’s account and the Participant’s shares and any cash distributions paid thereon will be forwarded to such Participant’s legal representative.

THE COMPANY RESERVES THE RIGHT TO MODIFY, SUSPEND OR TERMINATE PARTICIPATION IN THE PLAN BY OTHERWISE ELIGIBLE HOLDERS OF COMMON STOCK, PREFERRED STOCK OR INTERESTED NEW INVESTORS IN ORDER TO ELIMINATE PRACTICES WHICH ARE, IN THE SOLE DISCRETION OF THE COMPANY, NOT CONSISTENT WITH THE PURPOSES OR OPERATION OF THE PLAN OR WHICH ADVERSELY AFFECT THE PRICE OF THE COMMON STOCK.

Other Information

29.	What happens if a Participant sells or transfers all of the shares registered in the Participant’s name?

If a Participant disposes of all shares registered in his or her name, and is not shown as a Record Owner on a distribution record date, the Participant may be terminated from the Plan as of such date and such termination treated as though a withdrawal notice had been received prior to the record date.

30.	What happens if the Company declares a distribution payable in shares or declares a share split?

Any distribution payable in shares and any additional shares distributed by the Company in connection with a share split in respect of shares credited to a Participant’s Plan account will be added to that account. Share distributions or split shares which are attributable to shares registered in a Participant’s own name and not in his or her Plan account will be mailed directly to the Participant as in the case of shareholders not participating in the Plan.

31.	How will shares held by the Plan Administrator be voted at meetings of shareholders?

If the Participant is a Record Owner, the Participant will receive a proxy card covering both directly held shares and shares held in the Plan. If the Participant is a Beneficial Owner, the Participant will receive a proxy covering shares held in the Plan through his or her broker, bank or other nominee.

If a proxy is returned properly signed and marked for voting, all the shares covered by the proxy will be voted as marked. If a proxy is returned properly signed but no voting instructions are given, all of the Participant’s shares will be voted in accordance with recommendations of the Board of Directors of the Company, unless applicable laws require otherwise. If the proxy is not returned, or if it is returned unexecuted or improperly executed, shares registered in a Participant’s name may be voted only by the Participant in person.

32.	What are the responsibilities of the Company and the Plan Administrator under the Plan?

The Company and the Plan Administrator will not be liable in administering the Plan for any act done in good faith or required by applicable law or for any good faith omission to act including, without limitation, any claim of liability arising out of failure to terminate a Participant’s account upon his or her death, with respect to the prices at which shares are purchased and/or the times when such purchases are made or with respect to any fluctuation in the market value before or after purchase or sale of shares. Notwithstanding the foregoing, nothing contained in the Plan limits the Company’s liability with respect to alleged violations of federal securities laws.

The Company and the Plan Administrator shall be entitled to rely on completed forms and the proof of due authority to participate in the Plan, without further responsibility of investigation or inquiry.

33.	May the Plan be changed or discontinued?

Yes. The Company may suspend, terminate, or amend the Plan at any time. Notice will be sent to Participants of any suspension or termination, or of any amendment that alters the Plan terms and conditions, as soon as practicable after such action by the Company.

The Company may substitute another administrator or agent in place of the Plan Administrator at any time. Participants will be promptly informed of any such substitution.

Any questions of interpretation arising under the Plan will be determined by the Company, in its sole discretion, and any such determination will be final.

34.	What are the federal income tax consequences of participation in the Plan?

The following summarizes certain federal income tax considerations to current shareholders and holders of Units who participate in the Plan. New investors and current shareholders and holders of Units should consult the discussion herein under the caption “Federal Income Tax Considerations” for a summary of federal income tax considerations related to the ownership of Common Stock.

The following summary is based upon an interpretation of current federal tax law. Participants should consult their own tax advisors to determine particular tax consequences, including state income tax (and non-income tax, such as share transfer tax) consequences, which vary from state to state and which may result from participation in the Plan and the subsequent disposition of Common Stock acquired pursuant to the Plan. Income tax consequences to Participants residing outside the United States will vary from jurisdiction to jurisdiction.

Current Shareholders

In the case of Common Stock purchased by the Plan Administrator pursuant to the reinvestment feature of the Plan, whether purchased from the Company or in the open market, Participants will be treated for federal income tax purposes as having received, on the distribution payment date, a distribution in an amount equal to the amount of the cash distribution that was reinvested. Such distribution will be taxable as a dividend to the extent of the Company’s current or accumulated earnings and profits. To the extent the distribution is in excess of the Company’s current or accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital, reducing the tax basis in a Participant’s shares, and the distribution in excess of a Participant’s tax basis will be taxable as gain realized from the sale of its shares.

For Participants who are current shareholders of the Company, it is not entirely clear under current law how purchases of Common Stock from the Company pursuant to the optional cash purchase feature of the Plan should be treated for federal income tax purposes. The Company currently intends to take the position for tax reporting purposes either that no distribution from the Company has occurred in connection with optional cash purchases, or, alternatively, that any such distribution is not taxable as a dividend. It is possible, however, that the Internal

Revenue Service (“IRS”) might contend that Participants who are shareholders of the Company should be treated for federal income tax purposes as having received a distribution from the Company in an amount equal to the excess, if any, of the fair market value (determined as the average of the high and low trading prices) of the Common Stock on the Investment Date less the amount of the optional cash payment, and that all or a portion of such distribution should be treated as a taxable dividend. In the future, the Company may, in light of subsequent developments in the tax laws or for other reasons, treat as a taxable dividend all, or a portion, of the excess of the fair market value of the Common Stock credited to the Participant’s Plan account on the Investment Date less the amount of the optional cash payment. Participants are encouraged to consult with their own tax advisors with regard to the tax treatment of optional cash purchases.

In the case of Common Stock purchased by the Plan Administrator on the open market pursuant to the optional cash payment feature of the Plan, Participants should not be treated for federal income tax purposes as having received a distribution from the Company.

Current holders of Units

The income tax treatment of holders of Units who participate in the Plan is unclear because there is no clear legal authority regarding the income tax treatment of a limited partner in a partnership who invests cash distributions from the partnership in shares of another entity that is a partner in the partnership. The following, however, sets forth the Company’s view of the likely tax treatment of holders of Units who participate in the Plan, and absent the promulgation of authority to the contrary, the Company and the Operating Partnership intend to report the tax consequences of a holder’s participation in a manner consistent with the following.

In the case of Common Stock purchased by the Plan Administrator pursuant to the distribution reinvestment feature of the Plan, whether purchased from the Company or in the open market, holders of Units will be treated for federal income tax purposes as having received, on the distribution payment date, a distribution in an amount equal to the cash distribution that was invested.

A cash distribution from the Operating Partnership will reduce a holder’s basis in his Units by the amount distributed. Cash distributed to a holder of Units in excess of his basis in his Units generally will be taxable as capital gain. However, under Section 751(b) of the Code, to the extent that a distribution is considered to be in exchange for a holder’s interest in substantially appreciated inventory items or unrealized receivables of the Operating Partnership, that holder of Units may recognize ordinary income rather than a capital gain.

For Participants who are holders of Units, it is not entirely clear under current law how purchases of Common Stock from the Company pursuant to the optional cash purchase feature of the Plan should be treated for federal income tax purposes. The Operating Partnership currently intends to take the position for tax reporting purposes that no distribution from the Operating Partnership has occurred in connection with optional cash purchases. It is possible, however, that the IRS might contend that Participants who are holders of Units should be treated for federal income tax purposes as having received a distribution from the Operating Partnership in an amount equal to the excess, if any, of the fair market value (determined as the average of the high and low trading prices) of the Common Stock credited to the Participant’s Plan account on the Investment Date less the amount of optional cash payment. In the future, the Company may, in light of subsequent developments in the tax laws or for other reasons, treat as a distribution from the Operating Partnership all, or a portion, of the excess of the fair market value of the Common Stock credited to the Participant’s Plan account on the Investment Date less the amount of the optional cash payment. Participants are encouraged to consult with their own tax advisors with regard to the tax treatment of optional cash purchases.

In the case of Common Stock purchased on the open market by the Plan Administrator through an optional cash payment from a holder of Units, the holder should not be treated for federal income tax purposes as having received a distribution from the Operating Partnership.

General

A Participant’s holding period for Common Stock acquired pursuant to the Plan will begin on the day following the Investment Date. A Participant will have a tax basis in the Common Stock equal to the amount of cash used to purchase the Common Stock.

A Participant will not realize any taxable income upon receipt of certificates for whole Common Stock credited to the Participant’s account, either upon the Participant’s request for certain of those Common Stock or upon termination of participation in the Plan. A Participant will recognize gain or loss upon the sale or exchange of Common Stock acquired under the Plan. A Participant will also recognize gain or loss upon receipt, following termination of participation in the Plan, of a cash payment for any fractional share equivalent credited to the Participant’s account. The amount of any such gain or loss will be the difference between the amount that the Participant received for the Common Stock or fractional share equivalent and the tax basis thereof.

35.	How are income tax withholding provisions applied to Participants in the Plan?

If a Participant fails to provide certain federal income tax certifications in the manner required by law, distributions on Common Stock, Preferred Stock or Units, proceeds from the sale of fractional shares and proceeds from the sale of Common Stock held for a Participant’s account will be subject to federal income tax withholding at the rate of 31%. If withholding is required for any reason, the appropriate amount of tax will be withheld. Certain shareholders (including most corporations) are, however, exempt from the above withholding requirements.

If a Participant is a foreign shareholder whose distributions are subject to federal income tax withholding at the 30% rate (or a lower treaty rate), the appropriate amount will be withheld and the balance in Common Stock will be credited to such Participant’s account. As a result of the Small Business Job Protection Act of 1996, the Company intends to withhold 10% of any distribution to a foreign shareholder to the extent it exceeds the Company’s current and accumulated earnings and profits.

36.	Who bears the risk of market fluctuations in the Company’s Common Stock?

A Participant’s investment in shares held in the Plan account is no different from his or her investment in directly held shares. The Participant bears the risk of any loss and enjoys the benefits of any gain from market price changes with respect to such shares.

37.	Who should be contacted with questions about the Plan?

All correspondence regarding the Plan should be directed to:

Wachovia Bank

Shareholder Services – NC1153

1525 West W.T. Harris Blvd., 3C3

Charlotte, NC 28262-8522

Telephone Number: 704-590-7426 or toll free 800-829-8432

Please mention Mid-America Apartment Communities, Inc. and this Plan in all correspondence.

38.	How is the Plan interpreted?

Any question of interpretation arising under the Plan will be determined by the Company and any such determination will be final. The Company may adopt and conditions of the Plan and its operation will be governed by the laws of the State of Tennessee.

39.	What are some of the Participant responsibilities under the Plan?

Plan Shares are subject to escheat to the state in which the Participant resides in the event that such shares are deemed, under such state’s laws, to have been abandoned by the Participant. Participants, therefore, should notify the Plan Administrator promptly in writing of any change of address. Account statements and other communications to Participants will be addressed to them at the last address of record provided by Participants to the Plan Administrator.

Participants will have no right to draw checks or drafts against their Plan accounts or to instruct the Plan Administrator with respect to any Common Stock or cash held by the Plan Administrator except as expressly provided herein.

Distributions

The Company has paid distributions since its incorporation. The Company anticipates that distributions will be payable on or about the last day of January, April, July and October.

PLAN OF DISTRIBUTION

Except to the extent the Plan Administrator purchases Common Stock in open market transactions, the Common Stock acquired under the Plan will be sold directly by the Company through the Plan. The Company may sell Common Stock to owners of shares (including brokers or dealers) who, in connection with any resales of such shares, may be deemed to be underwriters. In connection with any such transaction, compliance with Regulation M under the Exchange Act would be required. Such shares, including shares acquired pursuant to waivers granted with respect to the optional cash payment feature of the Plan, may be resold in market transactions (including coverage of short positions) on any national securities exchange on which Common Stock trades or in privately negotiated transactions. The Common Stock is currently listed on the New York Stock Exchange. Under certain circumstances, it is expected that a portion of the Common Stock available for issuance under the Plan will be issued pursuant to such waivers. The difference between the price such owners pay to the Company for Common Stock acquired under the Plan, after deduction of the applicable discount from the Market Price, and the price at which such shares are resold, may be deemed to constitute underwriting commissions received by such owners in connection with such transactions. Any such underwriter involved in the offer and sale of the Common Stock will be named in an applicable Prospectus Supplement. Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of the Common Stock, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in an applicable Prospectus Supplement.

Subject to the availability of Common Stock registered for issuance under the Plan, there is no total maximum number of shares that can be issued pursuant to the reinvestment of distributions.

Except with respect to open market purchases of Common Stock relating to reinvested distributions, the Company will pay any and all brokerage commissions and related expenses incurred in connection with purchases of Common Stock under the Plan. Upon withdrawal by a Participant from the Plan by the sale of Common Stock held under the Plan, the Participant will receive the proceeds of such sale less a nominal fee per transaction paid to the Plan Administrator (if such resale is made by the Plan Administrator at the request of a Participant), any related brokerage commissions and any applicable transfer taxes.

Common Stock may not be available under the Plan in all states. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any Common Stock or other securities in any state or any other jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

FEDERAL INCOME TAX CONSIDERATIONS

This section summarizes the federal income tax issues that you may consider relevant in acquiring our securities. The discussion contained herein does not purport to deal with all aspects of taxation that may be relevant to prospective purchasers in light of their personal investment or tax circumstances, or to persons who are subject to special treatment under the federal income tax laws, such as insurance companies, tax-exempt organizations, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States. Throughout this section Mid-America Apartment Communities, Inc. will be referred to as “Mid-America” in order to distinguish it from its subsidiaries.

The statements in this section are based on the current federal income tax laws governing qualification as a REIT. We cannot assure you that new laws, interpretations thereof, or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate. We urge you to consult your own tax advisor regarding the specific tax consequences to you of investing in our securities and of Mid-America’s election to be taxed as a REIT. Specifically, you should consult your own tax advisor regarding the federal, state, local, foreign, and other tax consequences of such investment and election, and regarding potential changes in applicable tax laws.

Taxation of Mid-America

Mid-America elected to be taxed as a REIT for its taxable year ended on December 31, 1994. Mid-America believes that it has operated in a manner intended to qualify as a REIT since its election to be a REIT and it intends to continue to operate in such a manner. This section discusses the laws governing the federal income tax treatment of a REIT and its shareholders. These laws are highly technical and complex.

Mid-America’s qualification as a REIT depends on its ability to meet on a continuing basis the qualification tests required by the federal tax laws. Those qualification tests involve the percentage of income that Mid-America earns from specified sources, the percentage of its assets that fall within specified categories, the diversity of its share ownership, and the percentage of its earnings that it distributes. We describe the REIT qualification tests in more detail below. For a discussion of the tax treatment of Mid-America and its shareholders if Mid-America fails to qualify as a REIT, please read “—Failure to Qualify” on page 34.

If Mid-America qualifies as a REIT, it generally will not be subject to federal income tax on the taxable income that it distributes to its shareholders. The benefit of that tax treatment to shareholders is that they avoid the “double taxation” (i.e., at both the corporate and shareholder levels) that generally results from owning stock in a corporation. However, even if Mid-America qualifies as a REIT, it will be subject to federal tax in the following circumstances:

•	Mid-America will pay federal income tax on taxable income (including net capital gain) that it does not distribute to its shareholders during, or within a specified time period after, the calendar year in which the income is earned.

•	Mid-America may be subject to the “alternative minimum tax” on any items of tax preference that it does not distribute or allocate to its shareholders.

•	Mid-America will pay income tax at the highest corporate rate on (1) net income from the sale or other disposition of property acquired through foreclosure (“foreclosure property”) that it holds primarily for sale to customers in the ordinary course of business and (2) other non-qualifying income from foreclosure property.

•	Mid-America will pay a 100% tax on net income from certain sales or other dispositions of property (other than foreclosure property) that it holds primarily for sale to customers in the ordinary course of business.

•	If Mid-America fails to satisfy the 75% gross income test or the 95% gross income test, which are described below under “—Requirements for Qualification—Income Tests” on page 30, and nonetheless continues to qualify as a REIT because it meets certain other requirements, it will pay a 100% penalty tax on (1) the gross income attributable to the greater of (a) the amount by which it fails the 95% gross income test (but only if the qualifying income is less than 90% of its gross income) or (b) the amount by which it fails the 75% gross income test, multiplied by (2) a fraction intended to reflect its profitability.

•	If Mid-America fails to distribute during a calendar year at least the sum of (1) 85% of its REIT ordinary income for such year, (2) 95% of its REIT capital gain net income for such year, and (3) any undistributed taxable income from prior periods, it will pay a 4% excise tax on the excess of such required distribution over the amount it actually distributed. Mid-America may elect to retain and pay income tax on its net long-term capital gain.

•

Mid-America acquires any asset from a C corporation, or a corporation generally subject to full corporate-level tax, in a merger or other transaction in which it acquires a basis in the asset that is determined by reference to the C corporation’s basis in the asset, or another asset, it will pay tax at the highest regular corporate rate applicable if it recognizes gain on the sale or disposition of such asset during the 10-year period after it acquires such asset. The amount of gain on which it will pay tax is the lesser of (1) the amount of gain that it recognizes at the time of the sale or disposition and (2) the amount of gain that it would have recognized if it had sold the asset at the time it acquired the asset. Beginning with transactions occurring after January 2, 2002, the rule described in this paragraph will apply unless Mid-America elects deemed sale treatment.

Requirements for Qualification

A REIT is a corporation, trust, or unincorporated association that meets the following requirements:

(1) it is managed by one or more trustees or directors;

(2) its beneficial ownership is evidenced by transferable shares or by transferable certificates of beneficial interest;

(3) it would be taxable as a domestic corporation, but for the REIT provisions of the federal income tax laws;

(4) it is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws;

(5) at least 100 persons are beneficial owners of its shares or ownership certificates;

(6) not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, as defined in the federal income tax laws to include certain entities, during the last half of any taxable year;

(7) it elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the Internal Revenue Service that must be met to elect and maintain REIT status;

(8) it uses a calendar year for federal income tax purposes and complies with the record keeping requirements of the federal income tax laws; and

(9) it meets certain other qualification tests, described below, regarding the nature of its income and assets.

Mid-America must meet requirements (1) through (4) during its entire taxable year and must meet requirement (5) during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If Mid-America complies with all the requirements for ascertaining the ownership of its outstanding shares in a taxable year and has no reason to know that it violated requirement (5), it will be deemed to have satisfied requirement (5) for such taxable year. For purposes of determining share ownership under requirement (6), an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding shares of Mid-America in proportion to their actuarial interests in the trust for purposes of requirement (6).

Mid-America believes that it has issued sufficient common stock with sufficient diversity of ownership to satisfy requirements (5) and (6) set forth above. In addition, Mid-America’s charter restricts the ownership and transfer of the common and preferred stock so that Mid-America should continue to satisfy requirements (5) and (6). The provisions of the charter restricting the ownership and transfer of the common stock and preferred stock are described in “Limits On Ownership Of Shares May Result in Adverse Consequences” on page 6.

Mid-America currently has seven corporate subsidiaries and may have additional corporate subsidiaries in the future. A corporation that is a “qualified REIT subsidiary” is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a “qualified REIT subsidiary” are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A “qualified REIT subsidiary” is a corporation, all of the capital stock of which is owned by the REIT and which does not make an election to be a taxable REIT subsidiary. Thus, in applying the requirements described herein, the separate existence of any “qualified REIT subsidiary” of Mid-America will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as assets, liabilities, and items of income, deduction, and credit of Mid-America. All of Mid-America’s corporate subsidiaries are qualified REIT subsidiaries. Accordingly, they are not subject to federal corporate income taxation, though they may be subject to state and local taxation.

In the case of a REIT that is a partner in a partnership, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Thus, Mid-America’s proportionate share of the assets, liabilities, and items of income of Mid-America Apartments, L.P., and of any other partnership, joint venture, or limited liability company that is treated as a partnership for federal income tax purposes in which Mid-America has acquired or will acquire an interest, directly or indirectly (a “Subsidiary Partnership”), is treated as assets and gross income of Mid-America for purposes of applying the various REIT qualification requirements.

REITs are permitted to own up to 100% of the stock of one or more “taxable REIT subsidiaries,” or TRSs, after January 1, 2001. A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. However, a TRS may not directly or indirectly operate or manage any hotels or health care facilities or provide rights to any brand name under which any hotel or health care facility is operated. The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A TRS will pay income tax at regular corporate rates on any income that it earns. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s tenants that are not conducted on an arm’s length basis. We do not currently have any TRSs, but we may form or acquire one or more TRSs in the future.

Income Tests

Mid-America must satisfy two gross income tests annually to maintain its qualification as a REIT. First, at least 75% of its gross income for each taxable year must consist of defined types of income that it derives, directly or indirectly, from investments relating to real property or mortgages on real property or temporary investment income. Qualifying income for purposes of that 75% gross income test includes, but is not limited to:

•	rents from real property;

•	interest on debt secured by mortgages on real property or on interests in real property;

•	gain from the sale or other disposition of real property, including interests in real property and interests in mortgages on real property, that is not inventory or other dealer property; and

•	dividends or other distributions on and gain from the sale of shares in other REITs.

Second, at least 95% of its gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, dividends, other types of interest or gain from the sale or disposition of stock or securities. Gross income from Mid-America’s sale of property that it holds primarily for sale to customers in the ordinary course of business is excluded from both income tests. The following paragraphs discuss the specific application of these tests to Mid-America.

Rent that Mid-America receives from real property that it owns and leases to its residents will qualify as “rents from real property,” which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met:

•	First, the rent must not be based, in whole or in part, on the income or profits of any person, but may be based on a fixed percentage or percentages of receipts or sales;

•	Second, neither Mid-America nor a direct or indirect owner of 10% or more of its stock may own, actually or constructively, 10% or more of a tenant from whom it receives rent (except with respect to TRSs);

•	Third, none of the rent attributable to personal property received under a lease of real property will qualify as “rent from real property” if the rent attributable to personal property exceeds 15% of the total rent received under the lease; and

•	Finally, Mid-America generally must not operate or manage its real property or furnish or render services to its tenants, other than services customarily furnished in connection with the rental of real property and other than services through an “independent contractor” who is adequately compensated and from whom Mid-America does not derive revenue. An independent contractor is any person who does not own, directly or indirectly, more than 35% of Mid-America’s stock and in which not more than 35% interest is owned, directly or indirectly by one or more persons also owning 35% or more of Mid-America. However, Mid-America need not provide services through an “independent contractor,” but instead may provide services directly, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, Mid-America may provide a minimal amount of “non-customary” services to the tenants of a property, other than through an independent contractor, as long as its income from the services does not exceed 1% of its income from the related property.

Mid-America Apartments, L.P. receives fees in consideration of the performance of management, landscaping and administrative services with respect to properties that are not wholly owned, directly or indirectly, by Mid-America Apartments, L.P. A portion of such fees generally will not qualify under the 75% or 95% gross income tests. Mid-America also receives other non-qualifying income, such as income from coin-operated laundry machines and income from corporate and guests apartments. We believe, however, that the aggregate amount of such fees and other non-qualifying income in any taxable year will not cause Mid-America to exceed the limits on non-qualifying income under the 75% and 95% gross income tests.

A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of Mid-America’s assets is held for sale to customers and that a sale of any such asset would not be in the ordinary course of its business. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. Nevertheless, we will attempt to comply with the terms of safe-harbor provisions in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot provide assurance, however, that we can comply with such safe-harbor provisions or that Mid-America will avoid owning property that may be characterized as property that it holds “primarily for sale to customers in the ordinary course of a trade or business.”

From time to time, Mid-America or Mid-America Apartments, L.P. may enter into hedging transactions with respect to one or more of its assets or liabilities. Its hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts. To the extent that Mid-America or Mid-America Apartments, L.P. enters into an interest rate swap or cap contract, option, futures contract, forward rate agreement, or any similar financial instrument to hedge its indebtedness incurred to acquire or carry “real estate assets,” any periodic income or gain from the disposition of such contract should be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. To the extent that Mid-America or Mid-America Apartments, L.P. hedges with other types of financial instruments, or in other situations, it is not entirely clear how the income from those transactions will be treated for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize Mid-America’s status as a REIT.

If Mid-America fails to satisfy one or both of the gross income tests for any taxable year, it nevertheless may qualify as a REIT for such year if it qualifies for relief under certain provisions of the Code. Those relief provisions generally will be available if:

•	our failure to meet such tests is due to reasonable cause and not due to willful neglect;

•	we attach a schedule of the sources of our income to our tax return; and

•	any incorrect information on the schedule was not due to fraud with intent to evade tax.

We cannot predict, however, whether in all circumstances Mid-America would qualify for the relief provisions. In addition, even if the relief provisions apply, Mid-America would incur the penalty tax on excess gross income described above in “—Taxation of Mid-America.”

Asset Tests

To maintain its qualification as a REIT, Mid-America also must satisfy two asset tests at the close of each quarter of each taxable year.

First, at least 75% of the value of our total assets must consist of:

•	cash or cash items, including certain receivables;

•	government securities;

•	interests in real property, including leaseholds and options to acquire real property and leaseholds;

•	interests in mortgages on real property;

•	stock in other REITs; and

•	investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or offerings of debt with at least a five-year term.

The second asset test has two components:

•	First, of Mid-America’s investments not included in the 75% asset class, the value of our interest in any one issuer’s securities may not exceed 5% of the value of our total assets; and

•	Second, Mid-America may not own more than 10% of any one issuer’s outstanding voting securities or more than 10% of the total value of the outstanding securities of a single issuer. For purposes of the 10% value test, the term “securities” excludes securities includible under the 75% asset test as well as “straight debt,” which is non-contingent, non-convertible debt issued by an individual, by a partnership in which Mid-America owns at least a 20% profit interest or by a corporation in which Mid-America owns no other securities.

For purposes of both components of the second asset test, “securities” does not include Mid-America’s stock in any qualified REIT subsidiary, other REITs, a TRS or our equity interest in any partnership.

In addition to the asset tests set forth above, no more than 20% of the value of Mid-America’s total assets may consist of the securities of one or more TRSs. If Mid-America should fail to satisfy the asset tests at the end of a calendar quarter, it would not lose its REIT status if:

(1) it satisfied the asset tests at the close of the preceding calendar quarter; and

(2) the discrepancy between the value of its assets and the asset test requirements arose from changes in the or more non-qualifying assets.

If we fail to satisfy the condition described in clause (2) of the preceding sentence, we still could avoid disqualification as a REIT by eliminating any discrepancy within 30 days after the close of the calendar quarter in which the discrepancy arose.

Distribution Requirements

Each taxable year, Mid-America must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our shareholders in an aggregate amount at least equal to:

•	the sum of (1) 90% of our “REIT taxable income” (computed without regard to the dividends paid deduction and our net capital gain or loss) and (2) 90% of our after-tax net income, if any, from foreclosure property; minus

•	the sum of particular items of non-cash income.

Mid-America must pay such distributions in the taxable year to which they relate, or in the following taxable year if it declares the distribution before it timely files its federal income tax return for such year and pay the distribution on or before the first regular dividend payment date after such declaration.

Mid-America will pay federal income tax on taxable income, including net capital gain, that it does not distribute to shareholders. Furthermore, if Mid-America fails to distribute during a calendar year, or by the end of January following such calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

•	85% of its REIT ordinary income for such year;

•	95% of its REIT capital gain income for such year; and

•	any undistributed taxable income from prior periods,

Mid-America will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts it actually distributed. Mid-America may elect to retain and pay income tax on the net long-term capital gain it receives in a taxable year. If it so elects, Mid-America will be treated as having distributed any such retained amount for purposes of the 4% excise tax described above. Mid-America has made, and intends to continue to make, timely distributions sufficient to satisfy the annual distribution requirements.

It is possible that, from time to time, Mid-America may experience timing differences between (1) the actual receipt of income and actual payment of deductible expenses and (2) the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. For example, Mid-America may not deduct recognized capital losses from our “REIT taxable income.” Further, it is possible that, from time to time, Mid-America may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. As a result of the foregoing, Mid-America may have less cash than is necessary to distribute all of our taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, we may need to borrow funds or issue additional common or preferred stock.

Under certain circumstances, Mid-America may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our shareholders in a later year. Mid-America may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although Mid-America may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the IRS based upon the amount of any deduction we take for deficiency dividends.

Record Keeping Requirement

Mid-America must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request on an annual basis particular information from our shareholders designed to disclose the actual ownership of its outstanding stock. Mid-America has complied, and Mid-America intends to continue to comply, with such requirements.

Failure to Qualify

If Mid-America failed to qualify as a REIT in any taxable year, and no relief provision applied, we would be subject to federal income tax and any applicable alternative minimum tax on our taxable income at regular corporate rates. In calculating our taxable income in a year in which we failed to qualify as a REIT, Mid-America would not be able to deduct amounts distributed to our shareholders. In fact, Mid-America would not be required to distribute any amounts to shareholders in such year. In such event, to the extent of our current and accumulated earnings and profits, all distributions to shareholders would be taxable as ordinary income. Subject to certain limitations of the federal income tax laws, corporate shareholders might be eligible for the dividends received deduction. Unless Mid-America qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether in all circumstances Mid-America would qualify for such statutory relief.

Taxation of Taxable U.S. Shareholders

As long as Mid-America qualifies as a REIT, a taxable “U.S. shareholder” must take into account as ordinary income distributions made out of Mid-America’s current or accumulated earnings and profits and not designated either as capital gain dividends or retained long-term capital gain. Mid-America’s earnings and profits will be allocated first to its preferred stock and then to its common stock. A U.S. shareholder will not qualify for the dividends received deduction generally available to corporations. As used herein, the term “U.S. shareholder” means a holder of Mid-America’s capital stock that for U.S. federal income tax purposes is:

•	a citizen or resident of the United States;

•	a corporation, partnership, or other entity created or organized in or under the laws of the United States or of a political subdivision thereof;

•	an estate whose income from sources without the United States is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•	any trust with respect to which (1) a U.S. court is able to exercise primary supervision over the administration of such trust and (2) one or more U.S. persons have the authority to control all substantial decisions of the trust.

A U.S. shareholder generally will recognize distributions that we designate as capital gain dividends as long-term capital gain without regard to the period for which the U.S. shareholder has held its stock. Subject to certain limitations, we will designate our capital gain dividends as either 20% or 25% rate distributions.

Mid-America may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, a U.S. shareholder must include its proportionate share of Mid-America’s undistributed long-term capital gain as long-term capital gain. The U.S. shareholder would then receive a credit or refund for its proportionate share of the tax Mid-America paid. The U.S. shareholder would increase the basis in its stock by the amount of its proportionate share of Mid-America’s undistributed long-term capital gain, minus its share of the tax Mid-America paid.

A U.S. shareholder will not incur tax on a distribution in excess of Mid-America’s current and accumulated earnings and profits if such distribution does not exceed the adjusted basis of the U.S. shareholder’s Mid-America stock. Instead, such distribution will reduce the adjusted basis of such stock. A U.S. shareholder will recognize a distribution in excess of both Mid-America’s current and accumulated earnings and profits and the U.S. shareholder’s adjusted basis in its Mid-America stock as long-term capital gain, or short-term capital gain if the Mid-America Preferred Stock has been held for one year or less, assuming the Mid-America Preferred Stock is a capital asset in the hands of the U.S. shareholder. In addition, if Mid-America declares a distribution in October, November, or December of any year that is payable to a U.S. shareholder of record on a specified date in any such month, such distribution shall be treated as both paid by Mid-America and received by the U.S. shareholder on December 31st of such year, provided that Mid-America actually pays the distribution during January of the following calendar year.

Shareholders may not include in their individual income tax returns any net operating losses or capital losses of Mid-America. Instead, such losses would be carried over by Mid-America for potential offset against our future income generally. Taxable distributions from Mid-America and gain from the disposition of the Mid-America Preferred Stock will not be treated as passive activity income and, therefore, shareholders generally will not be able to apply any “passive activity losses” (such as losses from certain types of limited partnerships in which the shareholder is a limited partner) against such income. In addition, taxable distributions from Mid-America and gain from the disposition of Mid-America Preferred Stock generally will be treated as investment income for purposes of the investment interest limitations. Mid-America will notify shareholders after the close of Mid-America’s taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain.

Taxation Of Shareholders On The Disposition Of The Common Or Preferred Stock

In general, any gain or loss realized upon a taxable disposition of the stock by a shareholder who is not a dealer in securities will be treated as long-term capital gain or loss if the shares of stock have been held for more than one year and otherwise as short-term capital gain or loss. However, any loss upon a sale or exchange of shares of stock by a shareholder who has held such shares for six months or less (after applying certain holding period rules), will be treated as a long-term capital loss to the extent of distributions from Mid-America required to be treated by such shareholder as long-term capital gain. All or a portion of any loss realized upon a taxable disposition of shares of stock may be disallowed if other shares of stock are purchased within 30 days before or after the disposition.

Capital Gains and Losses

A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate applicable to ordinary income currently is 38.6% (subject to scheduled reductions through 2006). The maximum tax rate on long-term capital gain applicable to non-corporate taxpayers is 20%. The maximum tax rate on long-term capital gain from the sale or exchange of “section 1250 property,” or depreciable real property, is 25% to the extent that such gain would have been treated as ordinary income if the property were “section 1245 property.” With respect to distributions that Mid-America designates as capital gain dividends and any retained capital gain that it is deemed to distribute, Mid-America generally may designate whether such a distribution is taxable to its non-corporate shareholders at a 20% or 25% rate. Thus, the tax rate differential between capital gain and ordinary income for non-corporate taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer can deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

Information Reporting Requirements and Backup Withholding

Mid-America will report to its shareholders and to the IRS the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 30% (subject to scheduled reductions through 2006) with respect to distributions unless such holder (1) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (2) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules. A shareholder who does not provide Mid-America with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the shareholder’s income tax liability. In addition, Mid-America may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to Mid-America. See “—Taxation of Non-U.S. Shareholders.”

Taxation of Tax-Exempt Shareholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts and annuities generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income. While many investments in real estate generate unrelated business taxable income, the IRS has issued a published ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute unrelated business taxable income, provided that the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that Mid-America distributes to tax-exempt shareholders generally should not constitute unrelated business taxable income. However, if a tax-exempt shareholder were to finance its acquisition of the Mid-America Preferred Stock with debt, a portion of the income that it receives from Mid-America would constitute unrelated business taxable income pursuant to the “debt-financed property” rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different unrelated business taxable income rules, which generally will require them to characterize distributions that they receive from Mid-America as unrelated business taxable income. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of Mid-America’s stock is required to treat a percentage of the dividends that it receives from Mid-America as unrelated business taxable income. Such percentage is equal to the gross income Mid-America derives from an unrelated trade or business (determined as if it were a pension trust) divided by its total gross income for the year in which it pays the dividends. That rule applies to a pension trust holding more than 10% of Mid-America’s stock only if:

•	the percentage of its dividends that the tax-exempt trust must treat as unrelated business taxable income is at least 5%;

•	Mid-America qualifies as a REIT by reason of the modification of the rule requiring that no more than 50% of Mid-America’s shares be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding Mid-America’s stock in proportion to their actuarial interests in the pension trust; and

•	either (1) one pension trust owns more than 25% of the value of Mid-America’s stock or (2) a group of pension trusts individually holding more than 10% of the value of Mid-America’s stock collectively owns more than 50% of the value of Mid-America’s stock.

Taxation of Non-U.S. Shareholders

The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign shareholders (collectively, “non-U.S. shareholders”) are complex. This section is only a summary of such rules. We urge non-U.S. shareholders to consult their own tax advisors to determine the impact of federal, state, and local income tax laws on ownership of the Mid-America Preferred Stock, including any reporting requirements.

A non-U.S. shareholder that receives a distribution that is not attributable to gain from Mid-America’s sale or exchange of U.S. real property interests (as defined below) and that Mid-America does not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that Mid-America pays such distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply to such distribution unless an applicable tax treaty reduces or eliminates the tax or Mid-America elects to reduce the amount of withholding tax at the time the distribution is made to the extent the distribution is not made out of current or accumulated earnings and profits. However, if a distribution is treated as effectively connected with the non-U.S. shareholder’s conduct of a U.S. trade or business, we will not withhold any tax and the non-U.S. shareholder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such distributions and also may be subject to the 30% branch profits tax in the case of a non-U.S. shareholder that is a non-U.S. corporation. Mid-America plans to withhold U.S. income tax at the rate of 30% on the gross amount of any such distribution paid to a non-U.S. shareholder unless either:

•	a lower treaty rate applies and the non-U.S. shareholder files the required form evidencing eligibility for that reduced rate with Mid-America; or

•	the non-U.S. shareholder files an IRS Form 4224 with Mid-America claiming that the distribution is effectively connected income.

A non-U.S. shareholder will not incur tax on a distribution in excess of Mid-America’s current and accumulated earnings and profits if such distribution does not exceed the adjusted basis of its Mid-America Preferred Stock. Instead, such a distribution will reduce the adjusted basis of such Mid-America Preferred Stock. A non-U.S. shareholder will be subject to tax on a distribution that exceeds both Mid-America’s current and accumulated earnings and profits and the adjusted basis of its Mid-America Preferred Stock, if the non-U.S. shareholder otherwise would be subject to tax on gain from the sale or disposition of its Mid-America Preferred Stock, as described below. Because Mid-America generally cannot determine at the time it makes a distribution whether or not the distribution will exceed its current and accumulated earnings and profits, it normally will withhold tax on the entire amount of any distribution at the same rate as it would withhold on a dividend. However, a non-U.S. shareholder may obtain a refund of amounts that Mid-America withholds if it later determines that a distribution in fact exceeded its current and accumulated earnings and profits.

Mid-America must withhold 10% of any distribution that exceeds our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, we will withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%.

For any year in which Mid-America qualifies as a REIT, a non-U.S. shareholder will incur tax on distributions that are attributable to gain from our sale or exchange of “U.S. real property interests” under special provisions of the federal income tax laws known as FIRPTA. The term “U.S. real property interests” includes interests in real property and stock in corporations at least 50% of whose assets consists of interests in real property, but excludes mortgage loans. Under those rules, a non-U.S. shareholder is taxed on distributions attributable to gain from sales of U.S. real property interests as if such gain were effectively connected with a U.S. business of the non-U.S. shareholder. A non-U.S. shareholder would be taxed on such a distribution at the normal capital gain rates applicable to U.S. shareholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate shareholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. Mid-America must withhold 35% of any distribution that it could designate as a capital gain dividend. A non-U.S. shareholder may receive a credit against its tax liability for the amount Mid-America withholds.

A non-U.S. shareholder generally will not incur tax under FIRPTA on gain from the sale of its Mid-America Preferred Stock as long as at all times non-U.S. persons hold, directly or indirectly, less than 50% in value of Mid-America’s stock. We cannot assure you that that test will be met. However, a non-U.S. shareholder that owned, actually or constructively, 5% or less of the Mid-America Preferred Stock at all times during a specified testing period will not incur tax under FIRPTA upon the sale of its Mid-America Preferred Stock if the Mid-America Preferred Stock is “regularly traded” on an established securities market. Because it is expected that the

Mid-America Preferred Stock will be regularly traded on an established securities market, a non-U.S. shareholder should not incur tax under FIRPTA with respect to a gain on sale of the Mid-America Preferred Stock unless it owns, actually or constructively, more than 5% of such stock. If the gain on the sale of the Mid-America Preferred Stock were taxed under those provisions, a non-U.S. shareholder would be taxed in the same manner as U.S. shareholders with respect to such gain, subject to applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals, and the possible application of the 30% branch profits tax in the case of non-U.S. corporations. Furthermore, a non-U.S. shareholder will incur tax on gain not subject to FIRPTA if (1) the gain is effectively connected with the non-U.S. shareholder’s U.S. trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain, or (2) the non-U.S. shareholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. shareholder will incur a 30% tax on his capital gains.

Other Tax Considerations

State and Local Taxes

Both Mid-America and you may be subject to state and local tax in various states and localities, including those states and localities in which Mid-America or you transact business, own property, or reside. The state and local tax treatment in such jurisdictions may differ from the federal income tax treatment described above. Consequently, you should consult your own tax advisor regarding the effect of state and local tax laws upon an investment in the common stock.

Tax Aspects of Mid-America’s Investments in Mid-America Apartments, L.P. and Subsidiary Partnerships

The following discussion summarizes certain federal income tax considerations applicable to our direct or indirect investments in Mid-America Apartments, L.P. and its subsidiary partnerships (each individually a “Partnership” and, collectively, the “Partnerships”). The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

Classification as Partnerships

Mid-America is entitled to include in its income its distributive share of each Partnership’s income and to deduct its distributive share of each Partnership’s losses only if the Partnerships are classified for federal income tax purposes as partnerships rather than as corporations or associations taxable as corporations. An organization will be classified as a partnership, rather than as a corporation, for federal income tax purposes if it (1) is treated as a partnership under Treasury Regulations, effective January 1, 1997, relating to entity classification (the “check-the-box regulations”) and (2) is not a “publicly traded” partnership.

Under the check-the-box regulations, an unincorporated entity with at least two members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity fails to make an election, it generally will be treated as a partnership for federal income tax purposes. The federal income tax classification of an entity that was in existence prior to January 1, 1997, such as the Partnerships, will be respected for all periods prior to January 1, 1997 if:

•	the entity had a reasonable basis for its claimed classification;

•	the entity and all members of the entity recognized the federal tax consequences of any changes in the entity’s classification within the 60 months prior to January 1, 1997; and

•	neither the entity nor any member of the entity was notified in writing by a taxing authority on or before May 8, 1996 that the classification of the entity was under examination.

Each Partnership reasonably claimed partnership classification under the Treasury Regulations relating to entity classification in effect prior to January 1, 1997. In addition, the Partnerships intend to continue to be classified as partnerships for federal income tax purposes, and no Partnership will elect to be treated as an association taxable as a corporation under the check-the-box regulations.

A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. A publicly traded partnership will not, however, be treated as a corporation for any taxable year if 90% or more of the partnership’s gross income for such year consists of certain passive-type income, including real property rents, gains from the sale or other disposition of real property, interest, and dividends (the “90% passive income exception”). Treasury regulations (the “PTP regulations”) provide limited safe harbors from the definition of a publicly traded partnership. Pursuant to one of those safe harbors (the “private placement exclusion”), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (1) all interests in the partnership were issued in a transaction (or transactions) that was not required to be registered under the Securities Act of 1933, as amended, and (2) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. In determining the number of partners in a partnership, a person owning an interest in a partnership, grantor trust, or S corporation that owns an interest in the partnership is treated as a partner in such partnership only if (1) substantially all of the value of the owner’s interest in the entity is attributable to the entity’s direct or indirect interest in the partnership and (2) a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation. Each Partnership qualifies for the private placement exclusion.

If a Partnership is considered a publicly traded partnership under the PTP regulations because it is deemed to have more than 100 partners, such Partnership should not be treated as a corporation because it should be eligible for the 90% passive income exception. If, however, for any reason a Partnership were taxable as a corporation, rather than as a partnership, for federal income tax purposes, Mid-America would not be able to qualify as a REIT. See “—Requirements for Qualification—Income Tests” and “—Requirements for Qualification—Asset Tests.” In addition, any change in a Partnership’s status for tax purposes might be treated as a taxable event, in which case Mid-America might incur tax liability without any related cash distribution. See “—Requirements for Qualification—Distribution Requirements.” Further, items of income and deduction of such Partnership would not pass through to its partners, and its partners would be treated as shareholders for tax purposes. Consequently, such Partnership would be required to pay income tax at corporate tax rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such Partnership’s taxable income.

Taxation of Holders of Most Fixed Rate Debt Securities

This section describes the material United States federal income tax consequences of owning the fixed rate debt securities that we may offer for your general information only. It is not tax advice. It applies to you only if the fixed rate debt securities that you purchase are not original issue discount or zero coupon debt securities and you acquire the fixed rate debt securities in the initial offering at the offering price. If you purchase these fixed rate debt securities at a price other than the offering price, the amortizable bond premium or market discount rules may also apply to you. You should consult your own tax advisor regarding this possibility.

The tax consequences of owning any fixed rate debt securities that are zero coupon debt securities or original issue discount debt securities, floating rate debt securities, zero coupon debt securities, original issue debt securities, or indexed debt securities that we offer will be discussed in the applicable prospectus supplement.

United States Debt Security Holders

This subsection describes the tax consequences to a United States debt security holder. You are a United States debt security holder if you are a beneficial owner of a fixed rate debt security to which this section applies and you are:

•	a citizen or resident of the United States,

•	a domestic corporation,

•	an estate whose income is subject to United States federal income tax regardless of its source, or a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If you are not a United States debt security holder of a fixed rate debt security to which this section applies, this subsection does not apply to you and you should refer to “—United States Alien Debt Security Holders” below.

Payments of Interest

You will be taxed on interest on your fixed rate debt security as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for tax purposes.

Purchase, Sale and Retirement of Fixed Rate Debt Securities

Your tax basis in your fixed rate debt security generally will be its cost. You will generally recognize capital gain or loss on the sale or retirement of your note equal to the difference between the amount you realize on the sale or retirement, excluding any amounts attributable to accrued but unpaid interest, and your tax basis in your note. Capital gain of a noncorporate United States debt security holder is generally taxed at preferential rates where the holder has a holding period greater than one year.

United States Alien Debt Security Holders

This subsection describes the tax consequences to a United States alien debt security holder. You are a United States alien debt security holder if you are the beneficial owner of a fixed rate debt security to which this section applies and are, for United States federal income tax purposes:

•	a nonresident alien individual,

•	a foreign corporation,

•	a foreign partnership, or

•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from a debt security.

If you are a United States debt security holder, this subsection does not apply to you.

Under United States federal income and estate tax law, and subject to the discussion of backup withholding below, if you are a United States alien debt security holder:

•	we and other U.S. payors generally will not be required to deduct United States withholding tax from payments of principal and interest to you if, in the case of payments of interest:

1. you do not actually or constructively own 10% or more of the capital or profits interest of Mid-America;

2. you are not a controlled foreign corporation that is related to Mid-America through stock ownership; and

3. the U.S. payor does not have actual knowledge or reason to know that you are a United States person and:

a. you have furnished to the U.S. payor an Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non- United States person,

b. in the case of payments made outside the United States to you at an offshore account (generally, an account maintained by you at a bank or other financial institution at any location outside the United States), you have furnished to the U.S. payor documentation that establishes your identity and your status as a non United States person,

c. the U.S. payor has received a withholding certificate (furnished on an appropriate Internal Revenue Service Form W-8 or an acceptable substitute form) from a person claiming to be:

i. a withholding foreign partnership (generally a foreign partnership that has entered into an agreement with the Internal Revenue Service to assume primary withholding responsibility with respect to distributions and guaranteed payments it makes to its partners),

ii. a qualified intermediary (generally a non-United States financial institution or clearing organization or a non-United States branch or office of a United States financial institution or clearing organization that is a party to a withholding agreement with the Internal Revenue Service), or

iii. a U.S. branch of a non-United States bank or of a non-United States insurance company, and the withholding foreign partnership, qualified intermediary or U.S. branch has received documentation upon which it may rely to treat the payment as made to a non- United States person in accordance with U.S. Treasury regulations (or, in the case of a qualified intermediary, in accordance with its agreement with the Internal Revenue Service),

d. the U.S. payor receives a statement from a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business,

i. certifying to the U.S. payor under penalties of perjury that an Internal Revenue Service Form W-8BEN or an acceptable substitute form has been received from you by it or by a similar financial institution between it and you, and

ii. to which is attached a copy of the Internal Revenue Service Form W-8BEN or acceptable substitute form, or

4. the U.S. payor otherwise possesses documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with U.S. Treasury regulations, and no deduction for any United States federal withholding tax will be made from any gain that you realize on the sale or exchange of your note.

Further, a fixed rate debt security held by an individual who at death is not a citizen or resident of the United States will not be includible in the individual’s gross estate for United States federal estate tax purposes if:

•	the decedent did not actually or constructively own 10% or more of the capital or profits interest of Mid-America at the time of death; and

•	the income on the fixed rate debt security would not have been effectively connected with a United States trade or business of the decedent at the same time.

Backup Withholding and Information Reporting

In general, if you are a noncorporate United States debt security holder, we and other payors are required to report to the Internal Revenue Service all payments of principal and interest on your fixed rate debt security. In addition, we and other payors are required to report to the Internal Revenue Service any payment of proceeds of the sale of your fixed rate debt security before maturity within the United States. Additionally, backup withholding will apply to any payments if you fail to provide an accurate taxpayer identification number, or you are notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns.

In general, if you are a United States alien debt security holder, payments of principal or interest made by us and other payors to you will not be subject to backup withholding and information reporting, provided that the certification requirements described above under “—United States Alien Debt Security Holders” are satisfied or you otherwise establish an exemption. However, we and other payors are required to report payments of interest on your fixed rate debt securities on Internal Revenue Service Form 1042-S even if the payments are not otherwise subject to information reporting requirements. In addition, payment of the proceeds from the sale of fixed rate debt securities effected at a United States office of a broker will not be subject to backup withholding and information reporting provided that:

•	the broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the broker:

•	an appropriate Internal Revenue Service Form W-8 or an acceptable substitute form upon which you certify, under penalties of perjury, that you are not a United States person, or other documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with U.S. Treasury regulations,

•	you otherwise establish an exemption.

If you fail to establish an exemption and the broker does not possess adequate documentation of your status as a non-United States person, the payments may be subject to information reporting and backup withholding. However, backup withholding will not apply with respect to payments made to an offshore account maintained by you unless the broker has actual knowledge that you are a United States person.

In general, payment of the proceeds from the sale of fixed rate debt securities effected at a foreign office of a broker will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States,

•	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations, unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above (relating to a sale of debt securities effected at a United States office of a broker) are met or you otherwise establish an exemption.

In addition, payment of the proceeds from the sale of fixed rate debt securities effected at a foreign office of a broker will be subject to information reporting if the broker is:

•	a United States person,

•	a controlled foreign corporation for United States tax purposes,

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

•	a foreign partnership, if at any time during its tax year:

•	one or more of its partners are “U.S. persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

•	such foreign partnership is engaged in the conduct of a United States trade or business, unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above (relating to a sale of debt securities effected at a United States office of a broker) are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the Internal Revenue Service.

Income Taxation of the Partnerships and Their Partners

Partners, Not the Partnerships, Subject to Federal Tax.

A partnership is not a taxable entity for federal income tax purposes. Rather, Mid-America is required to take into account its allocable share of each Partnership’s income, gains, losses, deductions, and credits for any taxable year of such Partnership ending within or with the taxable year of Mid-America, without regard to whether Mid-America has received or will receive any distribution from such Partnership.

Partnership Allocations

Although a partnership agreement generally will determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of the federal income tax laws governing partnership allocations. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Each Partnership’s allocations of taxable income, gain, and loss are intended to comply with the requirements of the federal income tax laws governing partnership allocations.

Tax Allocations With Respect to Contributed Properties.

Income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution (a “book-tax difference”). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. Mid-America Apartments, L.P. was formed by way of contributions of appreciated property and has received contributions of appreciated property since Mid-America’s initial public offering. Mid-America Apartments L.P.’s partnership agreement requires such allocations to be made in a manner consistent with the federal income tax laws governing partnership allocations.

In general, the carryover basis of the facilities contributed by Mid-America to Mid-America Apartments, L.P. will cause Mid-America to be allocated lower depreciation and other deductions, and possibly amounts of taxable income, in the event of a sale of such a facility, in excess of the economic or book income allocated to it as a result of such sale. While these adjustments will tend to eliminate the book-tax differences over the life of the Partnership, the federal income tax laws governing partnership allocations do not always entirely rectify the book-tax difference on an annual basis or with respect to a specific taxable transaction such as a sale. Therefore, elimination of book-tax differences with respect to the facilities contributed by Mid-America may cause Mid-America to recognize taxable income in excess of its proportionate share of the cash proceeds, which might adversely affect Mid-America’s ability to comply with the REIT distribution requirements. See “—Requirements for Qualification—Distribution Requirements.”

Under the partnership agreement of Mid-America Apartments, L.P., depreciation or amortization deductions of Mid-America Apartments, L.P. generally will be allocated among the partners in accordance with their respective interests in Mid-America Apartments, L.P., except to the extent that Mid-America Apartments, L.P. is required under the federal income tax laws governing partnership allocations to use a method for allocating tax depreciation deductions attributable to contributed properties that results in Mid-America receiving a disproportionate share of such deductions. In addition, gain on sale of a facility that has been contributed (in whole or in part) to Mid-America Apartments, L.P. will be specially allocated to the contributing partners to the extent of any “built-in” gain with respect to such facility for federal income tax purposes.

Basis in Partnership Interest.

Mid-America’s adjusted tax basis in its partnership interest in Mid-America Apartments, L.P. generally is (1) equal to the amount of cash and the basis of any other property contributed to Mid-America Apartments, L.P. by Mid-America, (2) increased by (A) its allocable share of Mid-America Apartments, L.P.’s income and (B) its allocable share of indebtedness of Mid-America Apartments, L.P., and (3) reduced, but not below zero, by (A) Mid-America’s allocable share of Mid-America Apartments, L.P.’s loss and (B) the amount of cash distributed to Mid-America, and by any constructive distributions resulting from a reduction in Mid-America’s share of indebtedness of Mid-America Apartments, L.P. If the allocation of Mid-America’s distributive share of Mid-America Apartments, L.P.’s loss would reduce the adjusted tax basis of Mid-America’s partnership interest in Mid-America Apartments, L.P. below zero, the recognition of such loss will be deferred until such time as the recognition of such loss would not reduce Mid-America’s adjusted tax basis below zero. To the extent that Mid-America Apartments, L.P.’s distributions, or any decrease in Mid-America’s share of the indebtedness of Mid-America Apartments, L.P. (such decrease being considered a constructive cash distribution to the partners), would reduce Mid-America’s adjusted tax basis below zero, such distributions (including such constructive distributions) would constitute taxable income to Mid-America. Such distributions and constructive distributions normally will be characterized as capital gain, and, if Mid-America’s partnership interest in Mid-America Apartments, L.P. has been held for longer than the long-term capital gain holding period (currently one year), the distributions and constructive distributions will constitute long-term capital gain.

Sale of a Partnership’s Property

Generally, any gain realized by a Partnership on the sale of property held by the Partnership for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Any gain recognized by a Partnership on the disposition of contributed properties will be allocated first to the partners of the Partnership to the extent of their “built-in gain” on those properties for federal income tax purposes. The partners’ “built-in gain” on the contributed properties sold will equal the excess of the partners’ proportionate share of the book value of those properties over the partners’ tax basis allocable to those properties at the time of the sale. Any remaining gain recognized by the Partnership on the disposition of the contributed properties, and any gain recognized by the Partnership on the disposition of the other properties, will be allocated among the partners in accordance with their respective percentage interests in the Partnership.

Mid-America’s share of any gain realized by a Partnership on the sale of any property held by the Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Partnership’s trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income also may have an adverse effect upon Mid-America’s ability to satisfy the income tests for REIT status. See “—Requirements for Qualification—Income Tests.” Mid-America, however, does not presently intend to allow any Partnership to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of Mid-America’s or such Partnership’s trade or business.

Taxable REIT Subsidiaries

Mid-America may own up to 100% of the stock of one or more TRSs. A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by Mid-America. A TRS may provide services to Mid-America’s apartment communities and perform activities unrelated to those apartment communities, such as third-party management, development, and other independent business activities. Under the Code, a TRS may not directly or indirectly operate or manage any hotels or health care facilities or provide rights to any brand name under which any hotel or health care facility is operated. For this purpose, a “health care facility” means a hospital, nursing facility, assisted living facility, congregate care facility, qualified continuing care facility, or other licensed facility which extends medical or nursing or ancillary services to patients and which is operated by a service provider which is eligible for participation in the Medicare program under title XVIII of the Social Security Act with respect to such facility. Mid-America and its subsidiary must jointly elect for the subsidiary to be treated as a TRS. A corporation of which a qualifying TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. Overall, no more than 20% of the value of Mid-America’s assets may consist of securities of one or more TRSs, and no more than 25% of the value of its assets may consist of the securities of TRSs and other non-TRS taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test.

Rent that Mid-America receives from any TRS will qualify as “rents from real property” as long as at least 90% of the leased space in the property is leased to persons other than TRSs and related party tenants, and the amount paid by the TRS to rent space at the property is substantially comparable to rents paid by other tenants of the property for comparable space. The TRS rules limit the deductibility of interest paid or accrued by a TRS to Mid-America to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and Mid-America or its tenants that are not conducted on an arm’s-length basis. Mid-America does not currently have any TRSs, but it may acquire or form one or more TRSs in the future.

EXPERTS

The consolidated financial statements and financial statement schedule of Mid-America Apartment Communities, Inc. and Subsidiaries as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the issuance of the Offered Securities offered pursuant to this Prospectus or any Prospectus Supplement will be passed upon for Mid-America by Bass, Berry & Sims PLC, Memphis, Tennessee. In addition, the description of federal income tax consequences contained in the section of the Prospectus entitled “Federal Income Tax Considerations” is based on the opinion of Bass, Berry & Sims PLC.

Schedule A

Mid-America Apartment Communities, Inc.

Optional Cash Payments

Minimum Waiver Price/ Waiver Discount Set Date	Optional Cash Investment Due Date	Pricing Period
		Commencement Date	Conclusion Date
January 13, 2005	January 17, 2005	January 18, 2005	January 31, 2005
February 9, 2005	February 11, 2005	February 14, 2005	February 28, 2005
March 14, 2005	March 16, 2005	March 17, 2005	March 31, 2005
April 13, 2005	April 15, 2005	April 18, 2005	April 29, 2005
May 12, 2005	May 16, 2005	May 17, 2005	May 31, 2005
June 14, 2005	June 16, 2005	June 17, 2005	June 30, 2005
July 13, 2005	July 15, 2005	July 18, 2005	July 29, 2005
August 15, 2005	August 17, 2005	August 18, 2005	August 31, 2005
September 14, 2005	September 16, 2005	September 19, 2005	September 30, 2005
October 13, 2005	October 17, 2005	October 18, 2005	October 31, 2005
November 11, 2005	November 15, 2005	November 16, 2005	November 30, 2005
December 13, 2005	December 15, 2005	December 16, 2005	December 30, 2005
January 13, 2006	January 17, 2006	January 18, 2006	January 31, 2006
February 10, 2006	February 13, 2006	February 14, 2006	February 28, 2006
March 15, 2006	March 17, 2006	March 20, 2006	March 31, 2006
April 12, 2006	April 14, 2006	April 17, 2006	April 28, 2006
May 12, 2006	May 16, 2006	May 17, 2006	May 31, 2006
June 14, 2006	June 16, 2006	June 19, 2006	June 30, 2006
July 13, 2006	July 17, 2006	July 18, 2006	July 31, 2006
August 15, 2006	August 17, 2006	August 18, 2006	August 31, 2006
September 13, 2006	September 15, 2006	September 18, 2006	September 29, 2006
October 13, 2006	October 17, 2006	October 18, 2006	October 31, 2006
November 13, 2006	November 15, 2006	November 16, 2006	November 30, 2006
December 12, 2006	December 14, 2006	December 15, 2006	December 29, 2006

No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus in connection with the offering covered by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any Common Stock, in any jurisdiction where, or to any person to whom, it is unlawful to make any such offer or solicitation. Neither the delivery of this Prospectus nor any offer or sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the facts set forth in this Prospectus or in the affairs of the Company since the date hereof.

SUMMARY TABLE OF CONTENTS

3,000,000 Shares

MID-AMERICA

APARTMENT

COMMUNITIES, INC.

Common Stock

PROSPECTUS

April 8, 2005

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

Set forth below is an estimate of the fees and expenses to be incurred in connection with the issuance and distribution of the Offered Securities registered hereby.

Registration fee to the SEC	$12,888.15
Printing expense	$10,000.00
Accounting fees and expenses	$3,250.00
Legal fees and expenses	$20,000.00
Miscellaneous expenses	$0.00
Total	$46,138.15

Item 15.	Indemnification of Directors and Officers.

The Charter of the Company, generally, limits the liability of the Company’s directors and officers to the Company and the shareholders for money damages to the fullest extent permitted from time to time by the laws of Tennessee. The Charter also provides, generally, for the indemnification of directors and officers, among others, against judgments, settlements, penalties, fines, and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities except in connection with a proceeding by or in the right of the Company in which the director was adjudged liable to the Company or in connection with any other proceeding charging a personal benefit was improperly received by him. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Securities Act”) may be permitted to directors and officers of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

The Company intends to purchase director and officer liability insurance for the purpose of providing a source of funds to pay any indemnification described above.

Item 16.	Exhibits.

Exhibits Number	Description
4.1+	Form of Common Share Certificate

4.2**	Form of 9.5% Series A Cumulative Preferred Stock Certificate

4.3***	Form of 8 7/8% Series B Cumulative Preferred Stock Certificate

4.4****	Form of 9 3/8% Series C Cumulative Preferred Stock Certificate

4.5@	Form of 9.5% Series E Cumulative Preferred Stock Certificate

4.6*****	Form of 9 1/4% Series F Cumulative Preferred Stock Certificate

4.7@	Form of 8.30% Series G Cumulative Preferred Stock Certificate

4.8@	Form of 8.30% Series H Cumulative Preferred Stock Certificate

4.9+++	Shareholder Protection Rights Agreement dated March 1, 1999

5.1	Opinion of Bass, Berry & Sims PLC Regarding Legality

8.1	Opinion of Bass, Berry & Sims PLC Regarding Certain Tax Matters

Exhibits Number	Description

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Bass, Berry & Sims PLC (included in Exhibit 5.1 and Exhibit 8.1)

24.1	Power of Attorney (included in this registration statement on signature page)

@	Filed as Exhibit to the Registrant’s Registration Statement on Form S-3 (333-112469) filed with the Commission on February 4, 2004

**	Filed as Exhibit 1 to the Registrant’s Registration Statement on Form 8-A filed with the Commission on October 11, 1996

***	Filed as Exhibit 4.1 to the Registrant’s Registration Statement on Form 8-A/A filed with the Commission on November 19, 1997

****	Filed as Exhibit 4.3 to the Registrant’s Registration Statement on Form 8-A filed with the Commission on June 26, 1998

*****	Filed as Exhibit 4.2 to the Registrant’s Registration Statement on Form 8-A/A filed with the Commission on October 11, 2002

+	Filed as an exhibit to the 1997 Annual Report of the Registrant on Form 10-K for the year ended December 31, 1997

+++	Filed as an exhibit to the 1999 Annual Report of the Registrant on Form 10-K for the year ended December 31, 1999

Item 17.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act and (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act of 1939 in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

SIGNATURES

Pursuant to the requirement of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on April 4, 2005.

MID-AMERICA APARTMENT COMMUNITIES, INC. a Tennessee corporation (Registrant)

By:	/s/ H. ERIC BOLTON, JR.
H. Eric Bolton, Jr., President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Simon R.C. Wadsworth and Leslie Wolfgang, and each or either of them, with full power to act without the other, his true and lawful attorney-in-fact with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing), to sign any and all amendments to this Registration Statement (including post-effective amendments and amendments thereto) and any registration statement relating to the same offering as this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing whatsoever requisite or desirable to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all acts and things that said attorneys-in-fact and agents, or either of them, or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ H. ERIC BOLTON, JR. H. Eric Bolton, Jr.	Chairman of the Board of Directors, President and Chief Executive Officer (Principal Executive Officer)	April 4, 2005

/s/ SIMON R.C. WADSWORTH Simon R.C. Wadsworth	Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)	April 4, 2005

/s/ GEORGE E. CATES George E. Cates	Director	April 4, 2005

/s/ JOHN F. FLOURNOY John F. Flournoy	Director	April 4, 2005

/s/ ROBERT F. FOGELMAN Robert F. Fogelman	Director	April 4, 2005

SIGNATURE	TITLE	DATE

/s/ ALAN B. GRAF, JR. Alan B. Graf, Jr.	Director	April 4, 2005

/s/ JOHN S. GRINALDS John S. Grinalds	Director	April 4, 2005

/s/ RALPH HORN Ralph Horn	Director	April 4, 2005

/s/ MICHAEL S. STARNES Michael S. Starnes	Director	April 4, 2005

INDEX TO EXHIBITS

Exhibits Number	Description
4.1+	Form of Common Share Certificate

4.2**	Form of 9.5% Series A Cumulative Preferred Stock Certificate

4.3***	Form of 8 7/8 % Series B Cumulative Preferred Stock Certificate

4.4****	Form of 9 3/8% Series C Cumulative Preferred Stock Certificate

4.5@	Form of 9.5% Series E Cumulative Preferred Stock Certificate

4.6*****	Form of 9 ¼% Series F Cumulative Preferred Stock Certificate

4.7@	Form of 8.30% Series G Cumulative Preferred Stock Certificate

4.8@	Form of 8.30% Series H Cumulative Preferred Stock Certificate

4.9+++	Shareholder Protection Rights Agreement dated March 1, 1999

5.1	Opinion of Bass, Berry & Sims PLC Regarding Legality

8.1	Opinion of Bass, Berry & Sims PLC Regarding Certain Tax Matters

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Bass, Berry & Sims PLC (included in Exhibit 5.1 and Exhibit 8.1)

24.1	Power of Attorney (included in this registration statement on signature page)

@	Filed as Exhibit to the Registrant’s Registration Statement on Form S-3 (333-112469) filed with the Commission on February 4, 2004

**	Filed as Exhibit 1 to the Registrant’s Registration Statement on Form 8-A filed with the Commission on October 11, 1996

***	Filed as Exhibit 4.1 to the Registrant’s Registration Statement on Form 8-A/A filed with the Commission on November 19, 1997

****	Filed as Exhibit 4.3 to the Registrant’s Registration Statement on Form 8-A filed with the Commission on June 26, 1998

*****	Filed as Exhibit 4.2 to the Registrant’s Registration Statement on Form 8-A/A filed with the Commission on October 11, 2002

+	Filed as an exhibit to the 1997 Annual Report of the Registrant on Form 10-K for the year ended December 31, 1997

+++	Filed as an exhibit to the 1999 Annual Report of the Registrant on Form 10-K for the year ended December 31, 1999